                                                                     Exhibit 2.1

                        AGREEMENT FOR PURCHASE AND SALE



                         INTERNATIONAL PAPER COMPANY,
            INTERNATIONAL PAPER REALTY CORPORATION, IP FARMS, INC.,
     IP PETROLEUM COMPANY, INC., IP TIMBERLANDS OPERATING COMPANY, LTD.,
         GCO MINERALS COMPANY, THE LONG-BELL PETROLEUM COMPANY, INC.,
        AMERICAN CENTRAL CORPORATION, CHAMPION REALTY CORPORATION, and
                          SUSTAINABLE FORESTS L.L.C.

                                  AS SELLERS


                                      AND


                             PURE RESOURCES, L.P.

                                   AS BUYER

                               TABLE OF CONTENTS


                               ARTICLE I Assets

Section 1.01    Agreement to Sell and Purchase.........................    1
Section 1.02    Assets.................................................    1
Section 1.03    Excluded Assets........................................    3
Section 1.04    Several Obligations of Sellers.........................    5
Section 1.05    Joint and Several Obligations of Sellers...............    5
Section 1.06    Transfer of Geophysical Data...........................    5

                           ARTICLE II Purchase Price

Section 2.01    Purchase Price.........................................    5
Section 2.02    Deposit................................................    5

                          ARTICLE III Effective Time

Section 3.01    Ownership of Assets....................................    7

                           ARTICLE IV Title Matters

Section 4.01    Access.................................................    7
Section 4.02    Certain Title Definitions..............................    7
Section 4.03    Title Defect Notices...................................   12
Section 4.04    Remedies for Title Defects.............................   13
Section 4.05    No Warranty of Title...................................   13
Section 4.06    Limitation of Remedies for Title Defects...............   13
Section 4.07    Preferential Rights to Purchase........................   13
Section 4.08    Consents to Assign.....................................   14

              ARTICLE V Representations and Warranties of Sellers

Section 5.01    Existence..............................................   15
Section 5.02    Legal Power............................................   15
Section 5.03    Execution..............................................   15
Section 5.04    Brokers................................................   16
Section 5.05    Bankruptcy.............................................   16
Section 5.06    Suits..................................................   16
Section 5.07    Taxes..................................................   16
Section 5.08    Title..................................................   16
Section 5.09    No Participating Minerals..............................   16
Section 5.10    Compliance with Laws...................................   16
Section 5.11    Records................................................   16
Section 5.12    Basic Documents........................................   17
Section 5.13    Commitments............................................   17
Section 5.14    Production Sales Contracts; Calls of Production........   17
Section 5.15    Reserve Report Information.............................   17
Section 5.16    Area of Mutual Interest Agreements.....................   17

Section 5.17    Limited Partner Interest and Program Interests.........   18
Section 5.18    No Oral Contracts......................................   18
Section 5.19    Exempt Assets..........................................   18
Section 5.20    Plugging Obligations...................................   18
Section 5.21    Operations after Effective Time........................   18
Section 5.22    Preferential Rights to Purchase........................   18

              ARTICLE VI Representations and Warranties of Buyer

Section 6.01    Existence..............................................   18
Section 6.02    Legal Power............................................   19
Section 6.03    Execution..............................................   19
Section 6.04    Brokers................................................   19
Section 6.05    Bankruptcy.............................................   19
Section 6.06    Suits..................................................   19
Section 6.07    Qualifications.........................................   19
Section 6.08    Investment.............................................   19
Section 6.09    Funds..................................................   20
Section 6.10    Hart-Scott-Rodino......................................   20

                      ARTICLE VII Operation of the Assets

Section 7.01    Operation of the Assets Prior to Closing...............   20
Section 7.02    Operation of the Assets After Closing..................   21
Section 7.03    Correction of Exhibits.................................   21
Section 7.04    Mineral Servitudes.....................................   22

               ARTICLE VIII Conditions to Obligations of Sellers

Section 8.01    Representations........................................   23
Section 8.02    Performance............................................   23
Section 8.03    Pending Matters........................................   23
Section 8.04    Purchase Price.........................................   23
Section 8.05    Execution and Delivery of Closing Documents............   23
Section 8.06    Closing Under Contribution Agreement...................   23

                 ARTICLE IX Conditions to Obligations of Buyer

Section 9.01    Performance............................................   23
Section 9.02    Pending Matters........................................   23
Section 9.03    Execution and Delivery of Closing Documents............   24
Section 9.04    Closing Under Contribution Agreement...................   24
Section 9.05    Material Adverse Change in Value.......................   24

                               ARTICLE X Closing

Section 10.01   Time and Place of Closing..............................   24
Section 10.02   Intentionally Omitted..................................   24
Section 10.03   Adjustments to Purchase Price at Closing...............   24
Section 10.04   Pre-Closing Allocations/Statement......................   26
Section 10.05   Post-Closing Adjustments to Purchase Price.............   26

Section 10.06    Ad Valorem and Similar Taxes..........................   27
Section 10.07    Actions of Sellers at Closing.........................   27
Section 10.08    Actions of Buyer at Closing...........................   27
Section 10.09    Further Cooperation...................................   28
Section 10.10    Confidentiality Agreement.............................   29

                            ARTICLE XI Termination

Section 11.01    Right of Termination..................................   30
Section 11.02    Effect of Termination.................................   30
Section 11.03    Attorney Fees, Etc....................................   30

             ARTICLE XII Assumption, Indemnification and Survival

Section 12.01    Retained Obligations..................................   31
Section 12.02    Assumption............................................   32
Section 12.03    Buyer's Indemnification...............................   32
Section 12.04    Sellers' Indemnification..............................   32
Section 12.05    Indemnification Procedures............................   33
Section 12.06    Survival..............................................   35
Section 12.07    Limitations on Liabilities............................   35
Section 12.08    Exclusive Remedy......................................   36
Section 12.09    No Punitives..........................................   36

          ARTICLE XIII Limitations on Representations and Warranties

Section 13.01    Disclaimers of Representations and Warranties.........   37
Section 13.02    Casualty Loss.........................................   37

                        ARTICLE XIV Dispute Resolution

Section 14.01    General...............................................   38
Section 14.02    Senior Management.....................................   38
Section 14.03    Independent Experts...................................   38
Section 14.04    Binding Arbitration...................................   39

                            ARTICLE XV Miscellaneous

Section 15.01    Names.................................................   40
Section 15.02    Taxes, Expenses and Recording.........................   40
Section 15.03    Independent Investigation.............................   41
Section 15.04    Document Retention....................................   42
Section 15.05    Entire Agreement......................................   42
Section 15.06    Waiver................................................   42
Section 15.07    Publicity.............................................   42
Section 15.08    Construction..........................................   42
Section 15.09    No Third Party Beneficiaries..........................   43
Section 15.10    Assignment............................................   43
Section 15.11    Governing Law.........................................   43
Section 15.12    Notices...............................................   43
Section 15.13    Severability..........................................   44

Section 15.14    Time of the Essence...................................   44
Section 15.15    Authority of IPP......................................   44
Section 15.16    Definitions...........................................   44
Section 15.17    Counterpart Execution.................................   44

                        LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A         Specified Mineral Interests/Tracts
Exhibit B         Subject Area
Exhibit C         Lease Properties
Exhibit D         Limited Partner Interest and Program Interests
Exhibit E         Excepted Tracts
Exhibit F         Escrow Agreement
Exhibit G         Producing Mineral Properties
Exhibit H-1       Mineral and Royalty Deed
Exhibit H-2       Mineral Servitude and Royalty Deed
Exhibit I         Assignment and Conveyance
Exhibit J         Surface Use Restrictions Agreements
Exhibit K         Transition Services Agreement
Exhibit L         Interruption of Prescription Acknowledgment

SCHEDULES

Schedule 1.06              List of Geophysical Data
Schedule 4.02              Drilled and Abandoned Well List
Schedule 4.08              Consents
Schedule 5.06              Litigation
Schedule 5.09              Participating Minerals
Schedule 5.13              Commitments
Schedule 5.14              Scheduled Production Sales Contracts
Schedule 5.16              Area of Mutual Interest Agreements
Schedule 5.18              Oral Contracts
Schedule 5.20              Plugging Obligations
Schedule 5.21              Operations Since the Effective Time
Schedule 5.22              Preferential Rights
Schedule 10.03(a)(ii)      Overhead Expense Categories
Schedule 15.16(i)          Seller Personnel
Schedule 15.16(ii)         Buyer Personnel

                            SCHEDULE OF DEFINED TERMS

Term                                                               Defined In
----                                                               ----------
Acknowledgment ................................................... Section 7.04
Adjoining Lands.................................................Section 1.02(f)
Adjustment Values..................................................Section 4.02
Affiliate ........................................................ Section 5.04
Agreement ........................................................ Introduction
AMI Agreement .................................................... Section 5.16
Assets ........................................................... Section 1.01
Assumed Obligations ............................................. Section 12.02
Audited Financial Statements ................................. Section 10.09(c)
Basic Documents .................................................. Section 5.12
Buyer ............................................................ Introduction
Buyer Indemnitees ............................................... Section 12.04
Buyer's Benefit Plans ........................................ Section 10.11(c)
Cause ........................................................ Section 10.11(d)
Claim Notice ................................................. Section 12.05(b)
Closing ......................................................... Section 10.01
Closing Date .................................................... Section 10.01
Confidentiality Agreement ....................................... Section 10.10
Consent Agreement Deadline ....................................... Section 4.08
Contribution Agreement ........................................... Section 8.06
Conveyance ....................................................... Section 4.05
Customary Post Closing Consents .................................. Section 4.08
Deeds ............................................................ Section 4.05
Defensible Title ................................................. Section 4.02
Deposit ...........................................................Section 2.02
Designated Representatives ....................................... Section 4.01
Direct Claim ................................................. Section 12.05(b)
Disputes ........................................................ Section 14.01
Documents ....................................................... Section 15.04
Effective Time ....................................................Section 3.01
Environmental Defect ............................................ Section 12.04
Environmental Laws .............................................. Section 12.04
Escrow Agent ......................................................Section 2.02
Escrow Agreement ..................................................Section 2.02
Excepted Minerals ..............................................Section 1.03(a)
Excepted Tracts ................................................Section 1.03(d)
Exchange Act ................................................. Section 10.09(c)
Excluded Assets .................................................. Section 1.03
Exempt Assets .................................................... Section 6.10
Final Settlement Date ........................................ Section 10.05(a)
Final Statement .............................................. Section 10.05(b)
Governmental Authority ........................................... Section 4.02

Hazardous Materials ............................................. Section 12.04
Holdback Value.................................................... Section 4.08
Indemnified Party ............................................ Section 12.05(a)
Indemnifying Party ........................................... Section 12.05(a)
Independent Expert ........................................... Section 14.03(a)
Interest Rate ................................................ Section 10.05(b)
IPP .............................................................. Introduction
Knowledge ....................................................... Section 15.16
Lease Contracts ............................................... Section 1.02(i)
Lease Easements ............................................... Section 1.02(g)
Lease Property ................................................ Section 1.02(c)
Limited Partner Interest ...................................... Section 1.02(j)
Losses .......................................................... Section 12.03
Mineral Contracts ............................................. Section 1.02(h)
Mineral Interest and Mineral Interests ........................ Section 1.02(a)
Net Lease Acre ................................................... Section 4.02
Net Mineral Acre ................................................. Section 4.02
Net Revenue Interest ............................................. Section 4.02
Nonproducing Mineral Property .................................... Section 4.02
Non Surface Tract ............................................. Section 1.02(e)
Notice of Disagreement ....................................... Section 10.05(a)
Offshore Confidentiality Agreement .............................. Section 15.05
Oil and Gas ................................................... Section 1.02(a)
Oil and Gas Property .......................................... Section 1.02(d)
Party and Parties ................................................ Introduction
Permitted Encumbrances ........................................... Section 4.02
Plan ......................................................... Section 12.01(d)
Post Closing Consent Period ...................................... Section 4.08
Prime Rate ................................................... Section 10.05(b)
Producing Mineral Property ....................................... Section 4.02
Program Interest .............................................. Section 1.02(j)
Purchase Price ....................................................Section 2.01
Purchase Price Adjustments ................................... Section 10.03(c)
Pure Parent .................................................. Section 10.09(d)
Quarterly Overhead Payment .................................... Section 4.08(b)
Records ....................................................... Section 1.02(k)
Required Financial Statements................................. Section 10.09(c)
Retained Obligations ............................................ Section 12.01
Rules ........................................................ Section 14.04(a)
Scheduled Production Sales Contracts ............................. Section 5.14
SEC........................................................... Section 10.09(c)
Securities Act ............................................... Section 10.09(c)
Seller and Sellers ............................................... Introduction
Seller Indemnitees .............................................. Section 12.03
Specified Mineral Interest .................................... Section 1.02(a)
Statement .................................................... Section 10.04(b)

Subject Area .................................................. Section 1.02(b)
Subject Servitudes ............................................... Section 7.04
Surface Tract ................................................. Section 1.02(e)
Surface Use Restriction Agreement ............................ Section 10.07(a)
Survival Period .................................................. Section 4.03
T3D Program Agreement ......................................... Section 4.08(b)
T3D Program Interest .......................................... Section 4.08(b)
Third Party Claim ............................................ Section 12.05(b)
Title Defect ..................................................... Section 4.02
Title Defect Amount .............................................. Section 4.02
Title Defect Notice .............................................. Section 4.03
Tracts ...............................................Sections 1.02(a), 1.02(b)
Transaction.......................................................Section 15.02
Transition Services Agreement ................................ Section 10.07(a)
Uncapped Obligations...........................................Section 12.07(b)
Working Interest ................................................. Section 4.02

                        AGREEMENT FOR PURCHASE AND SALE

         This Agreement for Purchase and Sale (this "Agreement") is made and entered into this 29th day of January 2001, by and among International Paper Company, International Paper Realty Corporation, IP Farms, Inc., IP Petroleum Company, Inc. ("IPP"), IP Timberlands Operating Company, Ltd., GCO Minerals Company, The Long-Bell Petroleum Company, Inc., American Central Corporation, Champion Realty Corporation and Sustainable Forests L.L.C. (each individually a "Seller" and collectively the "Sellers") and Pure Resources, L.P., a Texas limited partnership ("Buyer"). Buyer and Sellers are collectively referred to herein as the "Parties," and Buyer and each Seller are sometimes referred to herein as a "Party."

                             W I T N E S S E T H:
                             -------------------

         WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:

                                   ARTICLE I
                                    Assets

         Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Sellers, and Sellers agree to sell the Assets to Buyer.

         Section 1.02 Assets. Subject to Section 1.03, the term "Assets" shall mean all of the right, title and interest of Sellers in and to:

         (a) (i) the interest specified in Exhibit A (the "Specified Mineral Interest") in all oil, liquid hydrocarbons, gas, coal seam gas, coal bed methane (including specifically all coal seam gas and coal bed methane in and under and that may be produced from any Tracts located inside the State of Alabama, whether contained with the coal seam or otherwise) and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including, without limitation, condensate, casinghead gas, distillate and natural gas liquids), and any other minerals produced in association therewith (including elemental sulfur, helium, carbon dioxide and other non-hydrocarbon substances produced in association with any of the above-described items, as hereinafter defined) (all such substances are defined for purposes of this Agreement as "Oil and Gas") in and under those certain tracts of land described in Exhibit A (collectively, the "Tracts") and all additional interests of Sellers in the Oil and Gas in and under the Tracts, or any of them, and all executive rights and other rights whatsoever, including without limitation the right to convey or the right to execute leases, presently owned or held by Sellers or any of them with respect to the interests of any other parties in any or all of the Oil and Gas in and under any of the Tracts; and (ii) all of Sellers' mineral servitude and royalty interests in Oil and Gas in and under the Tracts;

         (b) all Oil and Gas, and royalty interests in Oil and Gas, owned or claimed by any of the Sellers as of the date of execution of this Agreement (as hereinafter defined) in and under the area identified on Exhibit B (the "Subject Area"), irrespective of whether such rights or lands are adjacent, adjoining, contiguous or in the vicinity of the lands particularly described in Exhibit A (Sellers' right, title and interest in and to the Oil and Gas and royalty interests described in parts (a) and (b) above in and under each such Tract, subject to Section 1.03, is called a "Mineral Interest" and in and under all such Tracts is collectively called the "Mineral Interests"). The term "Tracts" shall also include for purposes of this Agreement all of the lands in the Subject Area in which Sellers own or claim Oil and Gas interests, Oil and Gas mineral servitude interests or Oil and Gas royalty interests as of the date of execution of this Agreement to the same extent as if such lands had been described in Exhibit A; it being the intent hereby to sell and convey all of Sellers' right, title and interest in and to all Oil and Gas in and under and royalty interests in Oil and Gas owned by or claimed by any of the Sellers in the Subject Area in which they own or claim the ownership of any Mineral Interest or Mineral Interests herein as of the date of execution of this Agreement, subject in all cases to the retention by Sellers of the Excluded Assets;

         (c) the oil, gas and mineral leases and the leasehold estates created thereby, the overriding royalty interests, the net profits interests, the payments out of production and other rights all as described in Part I of Exhibit C (each such lease and interest being herein called a "Lease Property" and all of the same being herein collectively called the "Lease Properties");

         (d) with respect to any Mineral Interest or Lease Property (each herein called an "Oil and Gas Property"), all rights with respect to any pooled, communitized or unitized acreage by virtue of such Oil and Gas Property being a part thereof, including all production of Oil and Gas from such pool or unit allocated to such Oil and Gas Property;

         (e) (i) with respect to any Tract in which one or more of the Sellers own all or part of the surface estate as of the Closing ("Surface Tract"), a non-exclusive easement upon such Surface Tract at all times for the purpose of conducting any exploration (including, without limitation, by means of seismic survey), development, storage, treatment, production or transportation activities in respect of Oil and Gas on such Surface Tract, including, without limitation, the right to: ingress and egress in, on and across such Surface Tract, drill water wells and utilize water produced therefrom on such Surface Tract; use roads now existing or hereinafter constructed on such Surface Tract; use sand and gravel for the purposes of constructing and maintaining roads and locations on such Surface Tract; construct and use drilling and producing locations, pipelines, gathering lines, facilities, treating, processing and storage facilities or plants and surface structures; and Sellers' rights (if any) to use the subsurface depths under such Surface Tract for the disposal of produced brine, water and drilling fluids generated from such Surface Tract in such manner as may be required or permitted by applicable law, (ii) all Sellers' rights (if any) with respect to the use and occupation of the surface of and the subsurface depths under any Tract that is not a Surface Tract ("Non Surface Tract") or any Lease Property, and (iii) all rights with respect to the use and occupation of the surface of and the subsurface depths under any Lease Property that is not on or under a Surface Tract;

         (f) with respect to any Tract that as of the Closing has no existing right of access to a public road (either directly or through one or more other Tracts), a non-exclusive easement or right-of-way for ingress and egress across any other land owned as of the Closing or thereafter acquired by any Sellers that adjoins such Tract, but only to the extent necessary to give such Tract access, either directly or through one or more easements or rights-of-ways, to a public road and, in the case of after acquired property, only if requested during Sellers' ownership of such after acquired property (such other land being herein called the "Adjoining Land");

         (g) all easements, rights-of-way, servitudes, permits, licenses, franchises and other estates or similar rights and privileges related to or used solely in connection with the Lease Properties ("Lease Easements");

         (h) all rights in, to or derived from contracts, agreements, Oil and Gas leases and other arrangements to the extent the same relate to the Mineral Interests (the "Mineral Contracts").

         (i) all rights in, to or derived from contracts, agreements, assignments, leases and other arrangements that relate to the Lease Properties and Lease Easements, including without limitation production sales contracts, operating agreements, service agreements and, to the extent assignable, licenses relating to geophysical data or the rights to acquire such licenses or data, and the contracts, agreements, leases and other arrangements described in Part II of Exhibit C (the "Lease Contracts");

         (j) the limited partner interest in Texas 3D, L.P. described in Exhibit D (the "Limited Partner Interest") and the program agreement interests described in Exhibit D (each, a "Program Interest"); and

         (k) all contract and accounting files, books, records, files, well files, muniments of title, reports and similar documents and materials of Sellers that relate to the Lease Properties and copies of all contract and accounting files, books, records, files, muniments of title, reports and similar documents and materials of Seller that relate to the Assets other than the Lease Properties (collectively, the "Records").

         Section 1.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the "Excluded Assets"):

         (a) With respect to any Tract, (i) all industrial minerals, precious and semi-precious gems and minerals, lead, zinc, copper, coal, lignite, peat, sulfur (but excluding elemental sulfur, helium, carbon dioxide and other non-hydrocarbon substances produced in association with Oil and Gas), phosphate, iron ore, sodium, salt, uranium, thorium, and other fissionable materials, molybdenum, vanadium, titanium, rutile ilmenite, leucoxene, zircon, monazite, gold, silver, bauxite, limestone, granite, saprolite, kaolin (and other forms of clay), sand, gravel, aggregate and other mined or quarried stone, bedrock and other rock materials, and geothermal energy (including entrained methane, hydrostatic pressure and thermal energy), (ii) all coal bed methane and coal seam gas in and under and that may be produced from Tracts located outside the State of Alabama, and (iii) all other substances and ore deposits of any kind or character, whether solid, liquid or gaseous, and without limitation by enumeration of the minerals and substances expressly mentioned above, presently owned by Sellers in, on or under any of the Tracts, other than Oil and Gas, (the items in subsections (i), (ii) and (iii) being the "Excepted Minerals") and all executive rights and other rights whatsoever related to the Excepted Minerals, including, without limitation, the right to convey or the right to execute leases, presently owned or held by Sellers with respect to the interests of any other parties in any or all of the Excepted Minerals, in or under any of the Tracts, together with the rights of ingress and egress and use of the Tracts by Sellers and their mineral lessees to the extent reasonably necessary for exploring, drilling, mining, developing, producing, treating, storing, removing, transporting and owning all of the Excepted Minerals; provided, further, however, this reservation of mineral rights shall not prohibit or restrict Buyer from using "on-site" sand or gravel as provided in
Section 1.02(e)(i);

         (b) if a well capable of producing Oil and Gas is located on a Tract, or on lands pooled or unitized therewith, the entire interest of the original lessee in all Oil and Gas leases covering all or part of such Tract as of the Effective Time, it being understood that any interest owned by any Sellers as described in this clause (b) is being contributed and conveyed by such Sellers pursuant to the Contribution Agreement;

         (c) all rights to occupy, use, develop and transfer the surface of the Surface Tracts except as provided in Section 1.02(e)(i) above;

         (d) all rights and interests of Sellers in and to the properties described in Exhibit E (including all rights and interests in Oil and Gas and royalty interests in Oil and Gas owned or claimed by any of the Sellers in and to such properties) (the "Excepted Tracts");

         (e) all rights to use the subsurface depths of any Surface Tracts for the storage of Oil and Gas, other than in connection with operations to explore for, develop or produce Oil and Gas;

         (f) any refund of costs, taxes or other expenses borne by Sellers or their predecessors in title attributable to the period prior to the Effective Time;

         (g) any and all proceeds payable to any Sellers under the Contracts including, without limitation, proceeds from the settlement of contract disputes with lessees, purchasers or transporters of Oil and Gas or byproducts produced from the Oil and Gas Properties, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

         (h) all corporate, financial (but not accounting), tax, and legal records of Sellers relating to the Assets (other than legal records relating to title and contract matters pertaining to the Lease Properties and copies of legal records relating to or pertaining to the Assets other than the Lease Properties and other than any such records of Sellers that the Parties reasonably agree are necessary to own, operate and enjoy the Assets);

         (i) all non-proprietary or jointly owned geophysical data licensed to Sellers that cannot be transferred without the consent of or payment (unless Buyer agrees to make such payment) to any third party; and

         (j) all rights against other parties under the Mineral Contracts or otherwise to (A) enforce the obligations of such parties and (B) recover damages therefrom, in either case, with respect to Environmental Defects for which Sellers have retained liability under
Section 12.01(e) hereof.

         Section 1.04 Separate Interests of Sellers. The Parties acknowledge and agree that the Assets are not owned by the parties named as Sellers in the same proportion as to each and every component thereof and that one or more of the parties named as Sellers may own no interest in one or more of the Assets.

          Section 1.05 Joint and Several Obligations of Sellers. The obligations of Sellers under this Agreement shall be joint and several.

          Section 1.06   Transfer of Geophysical Data. To Sellers' Knowledge,
Schedule 1.06 contains a list of agreements relating to the geophysical data excluded under Section 1.03(i), that restrict the transfer of such data to Buyer. Sellers agree to hold all such data in their possession for a period of one year. If during such one-year period Buyer obtains written consent for the transfer of any such data (and it pays any required third party licensing, consent or transfer fees in connection with such transfer), then Sellers shall transfer such data affected thereby to Buyer. If Buyer fails to obtain the necessary written consent for the transfer of any such data during the one year period or if Buyer fails to pay such required fees during such one year period, then Buyer shall have no further rights or interest in such data affected thereby under this Agreement or otherwise.

                                  ARTICLE II
                                Purchase Price

          Section 2.01   Purchase Price.   The total consideration for the
purchase, sale and conveyance of the Assets to Buyer is Buyer's payment to Sellers of the sum of $30,000,000.00 (the "Purchase Price"), as adjusted in accordance with the provisions of this Agreement.

          Section 2.02   Deposit.

          (a) Concurrently with the execution of the Escrow Agreement by Buyer and Sellers, Buyer shall deliver to The Chase Manhattan Bank (the "Escrow Agent") a performance guarantee deposit in the amount of Fifteen Million Dollars ($15,000,000.00) (the "Deposit") in accordance with the provisions of the Escrow Agreement by and among Buyer, Sellers and the Escrow Agent in the form attached hereto as Exhibit F (the "Escrow Agreement"). All fees payable to the Escrow Agent under the Escrow Agreement shall be borne and paid one-half by Buyer and one-half by Sellers.

         (b) If the transactions contemplated by this Agreement are consummated, the Deposit and any interest accrued thereon shall be distributed to Sellers and shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Deposit and any interest accrued thereon.

          (c) If (i) all conditions precedent to the obligations of Buyer set forth in Article IX have been met; and (ii) either

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(A) the transactions contemplated by this Agreement are not consummated on or before the Closing Date solely because of:

          (1) the failure of Buyer to perform any of its material obligations hereunder, or

          (2) the failure of any of Buyer's representations or warranties hereunder to be true and correct in all material respects as of the Closing, or

(B) the transactions contemplated by the Contribution Agreement are not consummated on or before the Closing Date solely because of:

          (1) the failure of any of the Pure Parties or the Partnership (as such terms are defined under the Contribution Agreement) to perform any of its material obligations under the Contribution Agreement, or

          (2) the failure of any of the Pure Parties' or the Partnership's representations or warranties under the Contribution Agreement to be true and correct in all material respects as of the Closing, then, in such event, Sellers shall have the right to terminate this Agreement, seek damages from Buyer, and receive the Deposit and the interest earned thereon. The condition precedent to the obligations of Buyer set forth in
Section 9.04 shall be deemed to have been met for purposes of Section 2.02(c)(i), if such condition precedent is not met solely because of the failure of the Pure Parties, as defined in the Contribution Agreement, to perform any of its material obligations under the Contribution Agreement or the failure of any of the Pure Parties' representations or warranties under the Contribution Agreement to be true and correct in all material respects as of the Closing Date. It is expressly understood that the conditions precedent to the obligations of Buyer set forth in Article IX shall not have been met if (I) the Contribution Agreement is terminated by the Pure Parties in accordance with the Contribution Agreement and (II) the transactions contemplated by this Agreement have not failed to Close because of Buyer's material breach of this Agreement.

         The Deposit and the interest earned thereon, when released to IPP on behalf of Sellers, shall be credited against Buyer's obligation to pay to Sellers damages (as limited by the provisions of Section 12.07(c)) resulting from the transactions not being consummated on the Closing Date. The Parties shall execute and deliver written instructions to the Escrow Agent to accomplish the foregoing.

         (d) If this Agreement is terminated by the mutual written agreement of Buyer and Sellers, or if the Closing does not occur on or before the Closing Date, for any reason other than as set forth in Section 2.02(c), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Sellers with respect thereto. In such event, any interest earned on the Deposit shall be paid to Buyer. Sellers and Buyer agree to execute and deliver written instructions to the Escrow Agent for the delivery of the Escrow Funds in accordance with the provisions of this Section 2.02. Buyer and Sellers shall thereupon have the rights and obligations set forth elsewhere herein.

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                                  ARTICLE III
                                Effective Time

         Section 3.01   Ownership of Assets.   If the transactions contemplated
hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Sellers to Buyer at the Closing Date but effective as of 7:00 a.m. local time on October 1, 2000 (the "Effective Time").

                                  ARTICLE IV
                                 Title Matters

         Section 4.01 Access. From the date of this Agreement through the Closing, Sellers shall afford to Buyer and its representatives reasonable access to IPP's offices and personnel of Sellers (including Sellers' contractors), the Assets and Sellers' books and records relating to the Assets during normal business hours, in order that Buyer may have a full opportunity to make such investigations as it desires with respect to the Assets; provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Sellers or impede Sellers' efforts to comply with their other obligations under this Agreement and the Contribution Agreement. Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers or their Affiliates, excluding, however, any information that Sellers are prohibited from disclosing by third party confidentiality restrictions. All requests for access to Sellers' employees, contractors, offices, properties, books and records relating to the Assets shall be made to such representatives designated in writing by Sellers (the "Designated Representatives"), which Designated Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder. Buyer shall not contact any of the customers or suppliers of Sellers or their working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Sellers' Designated Representatives, which consent shall not be unreasonably withheld.

          Section 4.02 Certain Title Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Adjustment Value" means:

                  (i) with respect to any Producing Mineral Property, an amount determined as follows. First, divide (A) the aggregate gross proceeds from the sale of Oil and Gas produced from such Producing Mineral Property for the six calendar months preceding the month in which Sellers receive a Title Defect Notice (as defined in Section 4.03) from Buyer with respect to such Producing Mineral Property, by
         (B) six. Second, multiple the result by 36. Third, subtract from the result an amount equal to the aggregate gross proceeds from the sale of Oil and Gas produced from such Producing Mineral Property for the period following the Effective Time and either received by Buyer or credited to Buyer at Closing, less and except any portion thereof that Buyer is obligated to refund to a third party. The final result is the Adjustment Value for such Producing Mineral Property.

         (ii) with respect to any Nonproducing Mineral Property, $15 per Net Mineral Acre.

         (iii) with respect to any Lease Property, (A) $200 per Net Lease Acre if such Lease Property is located on or within a prospect on which no well has been drilled and abandoned as a dry hole on or before the Effective Time, and
(B) $25 per Net Lease Acre if such Lease Property is located on or within a prospect on which a well has been drilled and abandoned as a dry hole on or before the Effective Time. Exhibit C identifies the prospect for each Lease Property. Schedule 4.02 lists the wells drilled and abandoned on the Lease Properties and the name of the applicable prospect.

"Defensible Title" means, as of the Effective Time,

        (i) with respect to any Producing Mineral Property, such ownership by Sellers in the Mineral Interest underlying the Producing Mineral Property that, subject to and except for Permitted Encumbrances:

                  (A) entitles Sellers to receive not less than the percentage set forth in Exhibit G as Sellers' "Net Revenue Interest" of all Oil and Gas produced, saved and marketed from such Producing Mineral Property as set forth in Exhibit G, all without reduction, suspension or termination of such interest throughout the productive life of such Producing Mineral Property, except as specifically set forth in Exhibit G and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.01;

                  (B) obligates Sellers to bear not greater than the percentage set forth in Exhibit G as Sellers' "Working Interest" of the costs and expenses relating to the maintenance, development and operation of such Producing Mineral Property as set forth in Exhibit G, all without increase throughout the productive life of such Producing Mineral Property, except as specifically set forth in Exhibit G and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.01; and

                  (C) is free and clear of all liens, encumbrances and defects in title;

        (ii) with respect to a Nonproducing Mineral Property, such ownership that entitles Sellers to the Net Mineral Acres set forth in Exhibit A with respect to such

         Nonproducing Mineral Property and that is free and clear of all liens, encumbrances and defects in title, subject to and except for the Permitted Encumbrances; and

                  (iii) with respect to a Lease Property, such ownership that entitles Sellers to the Net Lease Acres set forth in Exhibit C with respect to such Lease Property and that is free and clear of all liens, encumbrances and defects in title, subject to and except for the Permitted Encumbrances

         In evaluating the significance of any fact, circumstance, or condition for purposes of determining Defensible Title, due consideration shall be given to the length of time that the particular Asset has been producing Oil and Gas and whether such fact, circumstance, or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of such facts and appreciation of their legal significance.

         "Net Lease Acre" means the entire working or operating interest in an Oil and Gas lease covering the full Oil and Gas interest in one acre of land, determined without regard to royalty or overriding royalty burdens, reversionary interests or depth limitations or other Permitted Encumbrances. Thus, if Sellers own an undivided 50% working or operating interest in an Oil and Gas lease covering all of the Oil and Gas in and under a certain 100 acre tract, Sellers own 50 Net Lease Acres in such lease and tract. If Sellers own two or more different working interests with respect to different depth intervals in a leased tract, the Net Lease Acres shown on Exhibit C with respect to such lease are the number of Net Lease Acres calculated based on the largest of such working interests, and the lesser working interest in other depths shall not constitute a Title Defect or otherwise entitle Buyer to recovery for breach of warranty under this Agreement for each such lease and depth.

         "Net Mineral Acre" means the full Oil and Gas interest in one acre of land, determined without regard to whether such interest is subject to existing leases, royalty burdens, reversionary interests or other Permitted Encumbrances. Thus, if Sellers own an undivided 50% interest in the Oil and Gas in and under a certain 100 acre tract, Sellers own 50 Net Mineral Acres in such tract.

         "Nonproducing Mineral Property" means any Mineral Interest other than a Producing Mineral Property.

         "Permitted Encumbrances" means any of the following matters to the extent the same are valid and subsisting and affect the Oil and Gas Properties:

                  (a) (i) the Oil and Gas leases covering the Producing Mineral Properties, in each case to the extent the same do not operate to reduce the Net Revenue Interests of Sellers as set forth in Exhibit G or increase the Working Interests of Sellers as set forth in Exhibit G without a corresponding increase in the Net Revenue Interests, (ii) the Oil and Gas leases covering the Nonproducing Mineral Properties, and (iii) the Oil and Gas leases, interests in which constitute part of the Lease Properties ;

                  (b) (i) any undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Oil and Gas therefrom or therein and (ii) any materialman's, mechanics', repairman's, contractors', operators' liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business, in each case (with respect to all of the matters described in this clause (b)) (A) that Sellers have agreed to assume or pay pursuant to the terms hereof, or (B) for which Sellers are responsible for paying or releasing at Closing;

                  (c) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Sellers have agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

                  (d) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in Sellers' chain of title to (i) the Producing Mineral Properties to the extent the same do not operate to reduce the Net Revenue Interests of Sellers as set forth in Exhibit G or increase the Working Interests of Sellers as set forth in Exhibit G without a corresponding increase in the Net Revenue Interests, and, in each case, that do not interfere materially with the operation, value or use of the Producing Mineral Properties, (ii) the Nonproducing Mineral Properties in each case that do not reduce the number of Net Mineral Acres of Sellers in any Nonproducing Mineral Property below that stated in Exhibit A, or (iii) the Lease Properties in each case that do not reduce the number of Net Lease Acres of Sellers in any Lease Property below that stated in Exhibit C;

                  (e) any obligations or duties affecting the Oil and Gas Properties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Oil and Gas Properties are located and that exercises jurisdiction over such Oil and Gas Properties, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Oil and Gas Properties (collectively, "Governmental Authority");

                  (f) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, logging, canals, ditches, reservoirs or the like and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned by Sellers or over which Sellers own rights-of-way, easements, permits or licenses, in each case that do not interfere materially with the operation, value or use of an Oil and Gas Property;

                  (g) all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time relating to
         (i) the Producing Mineral Properties to the extent the same do not operate to reduce the Net

Revenue Interests of Sellers as set forth in Exhibit G or increase the Working Interests of Sellers as set forth in Exhibit G without a corresponding increase in the Net Revenue Interests, (ii) the Nonproducing Mineral Properties or (iii) the Lease Properties;

                  (h)   preferential rights to purchase or similar agreements;

                  (i) third party consents to assignments or similar agreements;

                  (j) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

                  (k) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Oil and Gas; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; confidentiality agreements; and any and all other agreements that are ordinary and customary to the Oil and Gas exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, in each case relating to (i) the Producing Mineral Properties to the extent the same do not operate to reduce the Net Revenue Interests of Sellers as set forth in Exhibit G or increase the Working Interests of Sellers as set forth in Exhibit G without a corresponding increase in the Net Revenue Interests, or interfere materially with the operation, value or use of an Oil and Gas Property, (ii) the Nonproducing Mineral Properties in each case that do not reduce the number of Net Mineral Acres of Sellers in any Nonproducing Mineral Property below that stated in Exhibit A, or (iii) the Lease Properties in each case that do not reduce the number of Net Lease Acres of Sellers in any Lease Property below that stated in Exhibit C or interfere materially with the operation or use of a Leased Property;

                  (l) all defects and irregularities affecting the Oil and Gas Properties that individually or in the aggregate do not operate to reduce the Net Revenue Interests of Sellers with respect to a Producing Mineral Property as set forth in Exhibit G, increase the proportionate share of costs and expenses of operations attributable to or to be borne by the Working Interests of Sellers with respect to a Producing Mineral Property as set forth in Exhibit G without a corresponding increase in the Net Revenue Interests, or otherwise interfere materially with the operation, value or use of an Oil and Gas Property;

                  (m) with respect to the Lease Properties, any depth limitations in Sellers' ownership; and

                  (n)    the Surface Use Restrictions Agreement.

"Producing Mineral Property" means any well or unit described in Part I of Exhibit G.

         "Title Defect" shall mean, subject to Section 4.03: (i) any encumbrance, encroachment, irregularity, defect in or objection to or failure of Sellers' ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Sellers not to have Defensible Title to such Asset; or (ii) any default by Sellers under a lease or other contract or agreement that would (A) have a material adverse affect on the operation, value or use of such Asset, (B) prevent Sellers from receiving the proceeds of production attributable to Sellers' interest therein, or (C) result in cancellation of Sellers' interest therein.

         "Title Defect Amount" shall mean the amount by which the Adjustment Value of an Oil and Gas Property shall be reduced as a result of a Title Defect that is identified in a Title Defect Notice given by Buyer to Sellers pursuant to Section 4.03 and that remains uncured. In the determination of the Title Defect Amount, the following factors shall be taken into account: the Adjustment Value assigned to such Oil and Gas Property, the considerations used in arriving at such Adjustment Value, the portion of the Oil and Gas Property affected by such Title Defect, the legal effect of the Title Defect, and the potential economic effect of the Title Defect over the life of such Oil and Gas Property; provided, however, that (i) if a Title Defect is in the nature of Sellers' Net Revenue Interest in a Producing Mineral Property being less than the Net Revenue Interest set forth in Exhibit G, then Buyer and Sellers agree that the value of the Title Defect shall be equal to the product of the Adjustment Value of such Producing Mineral Property and the percentage reduction in such Net Revenue Interest as a result of such Title Defect, (ii) if a Title Defect results from a shortage in the number of Net Mineral Acres in a Nonproducing Mineral Property, then the Title Defect Amount shall be an amount equal to the number of Net Mineral Acres less than the number set forth in Exhibit A for such Nonproducing Property multiplied by the Adjustment Value per Net Mineral Acre, and (iii) if a Title Defect results from a shortage in the number of Net Lease Acres in a Lease Property, then the Title Defect Amount shall be an amount equal to the number of Net Lease Acres less than the number set forth in Exhibit C for such Lease Property multiplied by the Adjustment Value per Net Lease Acre for such Lease Property.

         Section 4.03 Title Defect Notices. If the Closing occurs and Buyer thereafter discovers any Title Defect affecting any Oil and Gas Property, Buyer shall notify Sellers of such alleged Title Defect during the survival period stated in the first sentence of Section 12.06 ("Survival Period"). Such notice ("Title Defect Notice") must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Survival Period, (iii) describe the Title Defect in reasonable detail (including where calculable any alleged variance in the Net Revenue Interest or Working Interest with respect to a Producing Mineral Property), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer. Any matters that may otherwise constitute Title Defects, but of which Sellers have not been notified by Buyer in accordance with the foregoing sentence within the Survival Period, shall be deemed to have been waived by Buyer for all purposes. Buyer's notice shall be deemed to have complied with the requirements for a Title Defect Notice set forth in the second sentence of this Section 4.03 unless Sellers notify Buyer of any objection and the reasons therefore to the form of such notice within 30 days after Sellers' receipt thereof. The failure to give an adequate Title Defect Notice does not prevent Buyer from subsequently giving an adequate Title Defect Notice within the Survival Period.

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         Section 4.04  Remedies for Title Defects. With respect to any Title
Defect identified by Buyer to Sellers during the Survival Period, Sellers shall have a period of time terminating ninety days after the date upon which Sellers receive the Title Defect Notice, during which to cure such Title Defect. Buyer shall allow Sellers and their representatives such access to the Assets during normal business hours as is necessary or reasonable for such curative efforts. If Sellers contest the validity of the alleged Title Defect or the adequacy of any Title Defect Notice or if Sellers have not cured such Title Defect during such period and Buyer does not waive such Title Defect, then the Parties shall negotiate in good faith to reach agreement with respect to the adequacy of such Title Defect Notice, the existence of such Title Defect and the Title Defect Amount (if any) for such Title Defect. If the Parties agree on the adequacy of such Title Defect Notice, the existence of the Title Defect and the Title Defect Amount, then Sellers shall pay Buyer the agreed amount within ten days, subject to the limitations contained in Section 4.06. If, by the date ten days after the end of the ninety day curative period referenced above, the Parties have failed to reach agreement, then either Sellers or Buyer shall have the right to elect to have the adequacy of such Title Defect Notice, the validity of such Title Defect and/or such Title Defect Amount determined by an Independent Expert pursuant to Section 14.03.

         Section 4.05 No Warranty of Title. The documents to be executed and delivered by Sellers to Buyer, transferring title to the Assets as required hereby, including the Mineral and Royalty Deed attached hereto as Exhibit H-1 and the Mineral Servitude and Royalty Deed attached hereto as Exhibit H-2 (collectively, the "Deeds") and the Assignment and Conveyance attached hereto as
Exhibit I ("Conveyance"), shall be subject to the Permitted Encumbrances and without warranty of title of any kind whatsoever, express, implied or statutory. The Deeds and the Conveyance are conveyances without warranty except as provided herein and are not intended to be a conveyance by quitclaim. The provisions of this Agreement, including Buyer's rights with respect to Title Defects hereunder, shall not be merged into or extinguished upon Closing and the delivery by Sellers to Buyer of the Deeds and the Conveyance.

         Section 4.06  Limitation of Remedies for Title Defects.

         (a) Notwithstanding anything in this Agreement to the contrary, (i) Sellers shall have no obligations or liability under this Agreement with respect to a Title Defect not identified by Buyer in a Title Defect Notice delivered to Sellers during the Survival Period, (ii) Sellers' liability with respect to all Title Defects to any Oil and Gas Property shall in no event exceed the Adjustment Value of such Oil and Gas Property, and (iii) Sellers' liability shall be subject to the limitations stated in Section 12.07.

         (b) Notwithstanding anything in this Agreement to the contrary, if all Title Defects identified by Buyer pursuant to Section 4.03 with respect to Nonproducing Mineral Properties do not cause the aggregate number of Net Mineral Acres covered by all of the Nonproducing Mineral Properties to fall below 2,920,152 Net Mineral Acres, then Sellers shall have no obligation to Buyer for Title Defects with respect to Nonproducing Mineral Properties under this Agreement.

         Section 4.07 Preferential Rights to Purchase. The assignment of the Assets at the Closing shall be subject to all preferential purchase rights. Prior to Closing, Seller shall use commercially reasonably efforts to comply with the preferential purchase rights identified on Schedule 5.22 and

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

Buyer shall provide to Seller within 10 days after the execution of this Agreement, the value attributable to the Assets affected by the preferential purchase rights identified on Schedule 5.22. If a third party who has been offered an interest in any Asset pursuant to a preferential purchase right identified on Schedule 5.22 elects prior to Closing to purchase all or part of such Asset pursuant to the aforesaid offer, the interest or part thereof so affected will be eliminated from the Assets and will be deemed an Excluded Asset hereunder, and the Purchase Price shall be reduced by the value provided by Buyer in accordance with the preceding sentence. Otherwise, the interest offered as aforesaid shall be assigned to Buyer at Closing subject to such preferential purchase rights for which notice has been given in accordance with the foregoing but the time period for response by the holder of such preferential purchase right extends beyond Closing. After the Closing, Buyer shall comply with all preferential purchase right provisions relating to any Asset, including (without limitation) the preferential purchase rights identified on Schedule 5.22. Buyer shall indemnify Sellers against any and all Losses arising out of or in connection with any claims asserted by the holder of a preferential purchase right arising out of the transactions contemplated by this Agreement. If any third party elects to purchase all or a part of an interest in any Asset subject to a preferential purchase right after the Closing Date, Buyer shall be obligated to assign said interest to such third party and shall be entitled to the consideration from the sale of such interest or part thereof.

         Section 4.08  Consents to Assign.

         (a) Schedule 4.08 sets forth those consents to assignment or similar restrictions on assignability that, to the Knowledge of Sellers, are applicable to the transactions contemplated hereby, excluding, however, those consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of assets similar to the Assets ("Customary Post Closing Consents"). Buyer and Sellers shall use commercially reasonable efforts to obtain or remove all consents to assignment or other similar restrictions on assignability listed in Schedule 4.08, in order to assign the Assets affected thereby to Buyer at Closing. If, at Closing, any such Asset is subject to an un-obtained consent to assignment or other similar restriction on assignability (other than Customary Post Closing Consents), then (i) such Asset shall not be transferred at Closing and such Asset shall be deemed an Excluded Asset hereunder, (ii) the Purchase Price shall be reduced at the Closing by the value set forth on Schedule 4.08 with respect to the consent affecting such Asset (with respect to each such Asset, the "Holdback Value"), and (iii) Buyer and Sellers shall use commercially reasonable efforts to obtain such consent, including any Customary Post Closing Consents, and remove any such restriction within ninety (90) days after the Closing ("Post Closing Consent Period"). If Sellers have not obtained such consent or removed such restriction by the end of the Post Closing Consent Period, then Seller shall retain the affected Asset. If Sellers obtain such consent or remove such restriction by the end of the Post-Closing Consent Period, then (i) subject to Buyer's obligation to pay to Sellers the Holdback Value pursuant to subsection (ii) below, Sellers shall assign the Asset affected thereby to Buyer by an assignment in the form of the Conveyance within ten (10) days after such consent has been obtained or restriction is removed and (ii) Buyer shall pay to Sellers, contemporaneously with its receipt of an assignment of such affected Asset, the Holdback Value, as adjusted pursuant to the provisions of Section 10.03 hereof through the date of the assignment of such affected Asset to Buyer, by means of a completed federal funds wire transfer of same day funds to the account of IPP as designated in
Section 10.08(a) hereof.

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

         (b) In the event that the consent to assign Sellers' interest under that certain Program Agreement dated effective April 1, 1995, as amended (the "T3D Program Agreement"), between Texas 3D Ventures, L.P. and IPP et al (the "T3D Program Interest") is not obtained prior to the expiration of the Post Closing Consent Period, then (i) Sellers thereafter shall use their commercially reasonable efforts to sell the T3D Program Interest to a third party, and Buyer shall use its commercially reasonable efforts to assist Sellers in finding a purchaser for such interest, and (ii) during the period of time that Sellers continue to own the T3D Program Interest, Buyer shall pay to Sellers the Quarterly Overhead Payment, in cash, within five business days after Sellers notify Buyer that Sellers have received an invoice for the Quarterly Overhead Payment, and Sellers shall remit such Quarterly Overhead Payment received from Buyer to Houston Energy, Inc. pursuant to the terms of T3D Program Agreement. In the event that Sellers sell the T3D Program Interest to a third party and Sellers receive greater than $500,000.00 in consideration therefor, Sellers shall pay to Buyer all amounts received in consideration for the T3D Program Interest in excess of $500,000.00 within five business days after Sellers' receipt thereof. The term "Quarterly Overhead Payment" shall mean the quarterly amount payable by Sellers to Houston Energy, Inc. for overhead and general and administrative expenses under the terms of the T3D Program Agreement.

                                   ARTICLE V
                   Representations and Warranties of Sellers

         Sellers represent and warrant to Buyer that:

         Section 5.01 Existence. Each Seller (i) if it is a corporation, is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and (ii) if it is a limited liability company or limited partnership, is a limited liability company or limited partnership (as applicable) duly formed, validly existing and in good standing under the laws of the state of its formation. Each Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

         Section 5.02 Legal Power. Each Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

         (a) any provision of such Seller's organizational documents;

         (b) except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which such Seller is a party or by which such Seller is bound; or

         (c) any judgment, order, ruling or decree applicable to such Seller as a party in interest or any law, rule or regulation applicable to such Seller.

         Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of each Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable in accordance with its terms.

         Section 5.04 Brokers. Except for Petrie Parkman & Co., no broker or finder has acted for or on behalf of each Seller or any Affiliate of such Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of each Seller or any Affiliate of such Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise). As used in this Agreement, the term "Affiliate" means an "affiliate" or "associate" as those terms are defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

         Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Knowledge of Sellers threatened against any Seller or any Affiliate of such Seller.

         Section 5.06 Suits. Except as set forth in Schedule 5.06, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Sellers' Knowledge, threatened against any Seller or any Affiliate of such Seller or the Assets that has materially affected or could reasonably be expected to materially affect such Seller's ability to consummate the transactions contemplated herein or materially affect the title to or value of any Asset.

         Section 5.07 Taxes. To Sellers' Knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Oil and Gas Properties or the production of Oil and Gas or the receipt of proceeds therefrom on the Assets that have become due and payable have been paid in all material respects.

         Section 5.08 Title. Sellers own Defensible Title to the Producing Mineral Properties.

         Section 5.09 No Participating Minerals. To the Knowledge of Sellers, except for those interests expressly identified on Schedule 5.09, the Mineral Interests do not include any unleased mineral interest where Sellers have agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

         Section 5.10 Compliance with Laws. To the Knowledge of Sellers, the ownership and operation of the Assets have been, and the Assets are in conformity, in all material respects, with all applicable laws, and all applicable rules, regulations and orders of all Governmental Authorities having jurisdiction, including without limitation any laws, rules, regulations or orders pertaining to health, the environment, wastes or Hazardous Materials.

         Section 5.11 Records. The records furnished by Sellers to Buyer for evaluation of the Assets in connection with the purchase thereof pursuant to this Agreement were gathered from the business books and records of Sellers and, to the Knowledge of Sellers, were true, correct and complete in all material respects for the purposes for which such records were prepared at the time so prepared. This representation shall not cover any title records or records relating to any matter that would constitute a Title Defect as such records and title matters (including Title Defects) are exclusively addressed in Article IV and Section
5.08 of this Agreement.

         Section 5.12 Basic Documents. To the Knowledge of Sellers, the oil, gas and/or mineral leases, Sellers' interests in which comprise parts of the Lease Properties, and all other material contracts and agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Lease Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "Basic Documents"), are in full force and effect and constitute valid and binding obligations of the parties thereto. To Sellers' Knowledge, Sellers are not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of their obligations under the Basic Documents, and, to Sellers' Knowledge, no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists, to the extent such breach or default (whether by Sellers or such a third party) could reasonably be expected to materially adversely affect the ownership, operation, value or use of any Lease Property after the Effective Time.

         Section 5.13 Commitments. To the Knowledge of Sellers, the presently approved face amount of any currently outstanding and effective authorities for expenditure with respect to the Assets as of the date of this Agreement would not require Buyer to incur after the Effective Time capital expenditures with respect to any one Oil and Gas Property in excess of $100,000, other than as set forth in Schedule 5.13.

         Section 5.14 Production Sales Contracts; Calls of Production. To the Knowledge of Sellers, there exist no agreements for the sale of production from the Leased Properties other than (a) production sales contracts (the "Scheduled Production Sales Contracts") disclosed in Schedule 5.14 or (b) agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment. To the Knowledge of Sellers, Sellers are presently receiving a price for all production from (or attributable to) each Leased Property covered by a Scheduled Production Sales Contract as computed in accordance with the terms of such contract, and is not having deliveries of gas from any Leased Property subject to a Scheduled Production Sale Contract curtailed substantially below such property's delivery capacity. To Sellers' Knowledge, except as disclosed on
Schedule 5.14, there exist no calls to purchase production or other similar rights or options to purchase production from the Leased Properties which affect, individually or in the aggregate, in excess of 500 barrels of oil equivalents (converting gas to oil at 6 MMBtu/barrel) of production as of the date of this Agreement (net to Sellers' interest) per day.

         Section 5.15 Reserve Report Information. To the Knowledge of Sellers, all historic production and cost information furnished by Sellers, or their representatives, to Buyer or to Ryder Scott Company in connection with the preparation of the reserve report with respect to the Producing Mineral Properties dated as of July 1, 2000, was true and correct in all material respects at the time so furnished.

         Section 5.16 Area of Mutual Interest Agreements. To the Knowledge of Sellers, no Oil and Gas Property is subject to (or has related to it) any area of mutual interest agreement ("AMI Agreement"), except (i) an AMI Agreement that is part of a joint operating agreement, which AMI

Agreement covers the properties jointly owned by one or more of the Sellers and the other parties thereto and an area extending not more than one mile beyond the boundaries of the properties owned (or formerly owned) jointly by such parties under such joint operating agreement, or (ii) as disclosed in Schedule 5.16.

         Section 5.17 Limited Partner Interest and Program Interests. IPP has good title to the Limited Partner Interest and the Program Interests stated in Exhibit D, free and clear of all liens, encumbrances and defects it title, subject to the terms of the agreements creating such interests as identified in Exhibit D.

         Section 5.18 No Oral Contracts. Except as set forth in Schedule 5.18, to the Knowledge of Sellers, no oral contracts for drilling or completion operations, leasing, sales of Assets or individual expenditures in excess of $50,000 are currently in force and effect as of the date of this Agreement that relate to any of the Assets.

         Section 5.19 Exempt Assets. To Seller's Knowledge, the aggregate fair market value of the Assets, excluding the Oil and Gas Properties, Lease Easements, the Mineral Contracts, the Lease Contracts, the Limited Partner Interest and the Program Interests, does not exceed $15,000,000.

         Section 5.20 Plugging Obligations. Except for wells listed on Schedule 5.20, to the Knowledge of Sellers, there are no dry holes or wells incapable of producing in commercial quantities that are located on the Lease Properties or on lands pooled or unitized therewith (including, without limitation any wells which would, if located in Texas, require compliance with the Texas Railroad Commission Rule 14(b)(2)), except for wells that have been properly plugged and abandoned, and except for wells drilled to depths not included within the Lease Properties or within units in which the Lease Properties participate.

         Section 5.21  Operations after Effective Time. Except as set forth in
Schedule 5.21, from the Effective Time to the date of this Agreement, Sellers have conducted their business with respect to the Assets in the ordinary course, consistent, in all material respects, with past practices.

         Section 5.22  Preferential Rights to Purchase. To Sellers' Knowledge,
Schedule 5.22 sets forth those preferential purchase rights that are applicable to any Asset in connection with the transactions contemplated hereby to be assigned to Buyer at the Closing.

                                  ARTICLE VI
                    Representations and Warranties of Buyer

         Buyer represents and warrants to Sellers that:

         Section 6.01 Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

         Section 6.02 Legal Power. Buyer has the legal power and right to enter into and to perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

         (a) any provision of Buyer's limited partnership agreement;

         (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

         (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

         Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

         Section 6.04 Brokers. Except for Credit Suisse First Boston, no broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Sellers have or will have any liabilities or obligations (contingent or otherwise).

         Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Knowledge of Buyer threatened against Buyer or any Affiliate of Buyer.

         Section 6.06 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer's Knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or could reasonably be expected to materially affect Buyer's ability to consummate the transactions contemplated herein.

         Section 6.07 Qualifications. At the Closing, Buyer shall be qualified with all applicable Governmental Authorities to the extent necessary to own and operate the Assets, except for qualifications to operate the Assets that are customarily obtained after the Closing, and qualifications which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Seller or the operation of the Assets as a whole.

         Section 6.08 Investment. In connection with entering into this Agreement, Buyer was advised by and has relied solely upon the express representations and warranties of Sellers made in this Agreement and on Buyer's own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

         Section 6.09 Funds. Buyer has or will have immediately prior to and at Closing sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

         Section 6.10 Hart-Scott-Rodino. Based on the truth and accuracy of the representations and warranties of the Sellers in Section 5.19 (without limitation to the Knowledge of Sellers) the aggregate fair market value of the Assets that (a) do not constitute Exempt Assets (as hereinafter defined) does not exceed $15,000,000; and (b) do constitute Exempt Assets does not exceed $500,000,000. For purposes of this Agreement, "Exempt Assets" shall mean (i) reserves of oil, natural gas, shale or tar sands, (ii) rights to reserves of oil, natural gas, shale or tar sands, or (iii) associated exploration or production assets, each within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, regulations and published interpretations thereunder.

                                  ARTICLE VII
                            Operation of the Assets

         Section 7.01  Operation of the Assets Prior to Closing.

         (a) From and after the date of the execution of this Agreement and until Closing, and subject to the provisions of applicable operating and other agreements, Sellers shall, and shall use their commercially reasonable efforts to cause other operators to, operate and administer the Assets in a good and workmanlike manner consistent with its past practices, and shall carry on their business with respect to the Assets in substantially the same manner as before execution of this Agreement. Sellers shall use their commercially reasonable efforts to preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Assets.

         (b) Without the prior written consent of Buyer (which will not unreasonably be withheld), from the date of the execution of this Agreement until Closing, Sellers shall not:

             (i) consent to the drilling of an exploratory well or the drilling, deepening, sidetracking, completing or plugging back of any development well with an estimated cost of $500,000 or more net to the interest of Sellers or of one or more wells with an aggregate estimated cost of $3,000,000 or more net to the interest of Sellers in any one month; provided, however, if Buyer reasonably withholds its consent to any of the foregoing operations and in Sellers' reasonable judgment such operation should be undertaken and the Asset affected thereby would otherwise be temporarily or permanently forfeited if it non-consented to such operation, then Sellers shall have the right to undertake such operation and the Asset affected thereby, together with any other Asset, Sellers' interest in which would be temporarily or permanently forfeited if it non-consented to such operation, shall be excluded from this Agreement and shall be "Excluded Assets" hereunder;

             (ii) encumber, sell, transfer, assign, convey, or otherwise dispose of any of the Assets other than the sale of production in the ordinary course of business and other personal property which is replaced by equivalent property or consumed in the operation of the Assets;

             (iii) knowingly modify in any material respect or terminate any Contract or enter into any new material contracts or agreements relating to any Asset, other than periodic production purchase and sale agreements terminable on not more than 90 days notice;

             (iv) enter into Oil and Gas leases covering Mineral Interests covering more than 640 Net Mineral Acres; or

             (v) except for the Surface Use Restrictions Agreement, limit any rights to conduct oil and gas exploration and development activities on any Tract in which Sellers own all or part of the surface estate as of the date of the execution of this Agreement.

         (c) Buyer acknowledges that IPP owns undivided interests in the Lease Properties, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this
Article VII, nor shall any action required by a vote of working interest owners constitute such a violation so long as IPP has voted its interests in a manner that complies with the provisions of this Article VII. To the extent that IPP is not the operator of any of the Assets, the obligations of IPP in this Article VII shall be construed to require that IPP use its commercially reasonable efforts to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

         Section 7.02 Operation of the Assets After Closing. It is expressly understood and agreed that IPP shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Sellers shall use reasonable efforts to assist Buyer in becoming IPP's successor as operator under those operating agreements under which IPP is operator as of the Closing; provided, however, that Sellers shall not be obligated to incur any expense or liability in connection therewith and Buyer shall and hereby does indemnify Sellers from all costs and expenses in connection therewith. Sellers do not warrant or guarantee that Buyer will become the operator of the Assets or any portion thereof, as such matter will be controlled by the applicable joint operating agreement(s). In order to assist Buyer in its ownership and operation of the Assets during the 60-day period following the Closing, IPP, Pure Partners, L.P. and Buyer will enter into the Transition Services Agreement in substantially the form attached hereto as Exhibit K.

         Section 7.03 Correction of Exhibits. It is the intent of Sellers to convey, sell, grant and assign, and Buyer to purchase and receive all the Assets, except for the Excluded Assets, without any warranty of title by Sellers (express, implied or statutory) but subject to Buyer's remedies for Title Defects as expressly provided in Article IV. If Buyer or Sellers discover at any time prior to Closing that any Assets are not described on Exhibits A or C, or not sufficiently described on any such Exhibits in order to transfer legal title to Buyer and the other Parties hereto agree, then the

Parties shall amend such Exhibit to include a sufficient description to assign title to such Assets to Buyer and such Exhibit, as so amended, shall be the Exhibit used to describe the Assets to be assigned to Buyer.

         Section 7.04  Mineral Servitudes.

         (a) From time to time, and upon the written request of Buyer, Sellers, or any of them, shall interrupt by written acknowledgment in the form of Exhibit "L" (an "Acknowledgment " or "Acknowledgments") the running of any accrued prescription applicable to any mineral servitude in the State of Louisiana and sold to Buyer pursuant to this Agreement (each, a "Subject Servitude" and collectively, the "Subject Servitudes").

         (b) The right of Buyer to request Acknowledgments shall terminate on the 30th anniversary date of the Closing Date. Sellers shall have no liability for any failure to interrupt prescription for a Subject Servitude unless Buyer has requested in writing interruption of prescription for such Subject Servitude on or before the period of prescription applicable to each such Subject Servitude has expired and, in any event on or before the 30th anniversary date of the Closing. If any Seller sells or transfers any interest in the surface of the lands encumbered by any Subject Servitude to a third party other than an Affiliate, the provisions of this Section shall not apply to the transferee and such transfer shall release Sellers from any further obligations under this Section or otherwise with regard to any prescription of the Subject Servitude applicable to the interest in the lands to be transferred; provided that Sellers shall endeavor in good faith to use their commercially reasonable efforts to notify Buyer in advance of any such sale or transfer and, upon the written request of Buyer prior to such sale or transfer, Sellers shall interrupt by an Acknowledgment the running of any prescription applicable to the Subject Servitude burdening the interest in the lands to be transferred. Sellers shall have no liability for failure to notify Buyer of any such sale or transfer or to interrupt prescription on the Subject Servitude applicable to the interest in the lands to be transferred unless timely requested in writing by Buyer. Buyer shall and does hereby defend, indemnify and hold the Seller Indemnitees harmless from and against all Losses arising out of or in connection with any interruption of prescription of the Subject Servitudes by Sellers and the making of the covenants in this Section by Sellers. Notwithstanding anything in this Agreement to the contrary (including the representations of Sellers in Article
V), Sellers make no representation or warranty regarding the enforceability of its agreement to interrupt prescription of the Subject Servitudes as provided in this Section.

         (c) The right of Buyer to secure an Acknowledgment for each Subject Servitude shall be deemed to be a continuing right, and shall not be considered to be fully exercised or otherwise lapsed or extinguished, by virtue of any one or more exercises thereof by Buyer.

                                  ARTICLE VIII
                      Conditions to Obligations of Sellers

         The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

         Section 8.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

         Section 8.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing. The matters set forth in Section 8.01 and this Section 8.02 shall be certified by Buyer by an officer's certificate delivered by an officer of Buyer at the Closing.

         Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         Section 8.04 Purchase Price. Buyer shall have delivered to Sellers the Purchase Price, less the Deposit and any interest accrued thereon, as the same may be adjusted hereunder, in accordance with the provisions of Section 10.03.

         Section 8.05 Execution and Delivery of Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Sellers all closing documents described in Section 10.08.

         Section 8.06 Closing Under Contribution Agreement. The transactions contemplated by that certain Contribution Agreement by and among IP Petroleum Company, Inc., Southland Energy Company, International Paper Realty Corporation, Transtates Properties Incorporated, Pure Resources, L.P., Pure Resources I, Inc., Pure Partners, L.P., PK I, L.P., PK II, L.P., PK III, L.P. and PK IV, L.P., dated of even date herewith ("Contribution Agreement") shall have been consummated at a closing contemporaneous with the Closing.

                                  ARTICLE IX
                      Conditions to Obligations of Buyer

         The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

         Section 9.01 Performance. Sellers shall have performed in all material respects all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing. The matters in this Section 9.01 and Section 9.05(i) (with inclusion of existing knowledge and materiality qualifiers) shall be certified by Sellers by an officer's certificate delivered by an officer of IPP at the Closing.

         Section 9.02 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

     Section 9.03 Execution and Delivery of Closing Documents. Sellers shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.07.

     Section 9.04 Closing Under Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have been consummated at a closing contemporaneous with the Closing.

     Section 9.05 Material Adverse Change in Value. The value, as of the Closing Date, of the Assets (as defined under this Agreement) and the value of the Assets (as defined in the Contribution Agreement), collectively, shall not have diminished by Fifteen Million Dollars ($15,000,000.00) or more in the aggregate from the value that would otherwise be the case on the Closing Date but for the occurrence of one or more of the following: (i) the failure of any of Sellers' representations or warranties (without regard to any knowledge or materiality qualifier as to any such representation or warranty) to be true and correct on the Closing Date as though made on and as of such date; (ii) an Environmental Defect pertaining to such Assets, or (iii) a Title Defect pertaining to such Assets. Buyer's right to claim that there has been a material adverse change in value of such Assets shall be strictly construed and an adverse change in the price for Oil and Gas or other condition generally affecting the oil and gas industry as a whole or the United States' economy shall not be considered in determining a diminution in value of such Assets.

                                    ARTICLE X
                                     Closing

     Section 10.01 Time and Place of Closing. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 3400, Houston, Texas 77002, on January 31, 2001 (the "Closing Date").

     Section 10.02 Intentionally Omitted.

     Section 10.03 Adjustments to Purchase Price at Closing.

     (a) At Closing, the Purchase Price shall be increased by the following amounts:

          (i) the amount as of the Effective Time of all prepaid ad valorem, property, and similar taxes and assessments based upon or measured by ownership of the Assets, insofar as such prepaid taxes relate to periods of time after the Effective Time;

          (ii) (A) all direct costs and expenses (excluding costs and expenses attributable to the categories of expenses described in Schedule 10.03(a)(ii) and any costs or expenses of employee severance or termination benefits or similar costs and expenses) incurred or accrued by Sellers, including, but not limited to, rentals, royalties, production and severance taxes, capital expenditures, and lease operating expenses, and (B) 10% of the actual costs incurred or accrued by Sellers in connection with the categories of expenses described in Schedule 10.03(a)(ii) (excluding any cost or expense of employee severance or termination benefits or similar costs and expenses), in each case, that are attributable to the Assets (excluding, however, any costs incurred by Sellers in connection with the transactions contemplated hereby) to the extent, in each case, that such costs and expenses are attributable to the period of time from and after the Effective Time to the Closing Date;

          (iii) the value of all Oil and Gas produced prior to the Effective Time but in storage above the pipeline connection or upstream of the applicable sales meter on the Effective Time; and

          (iv) any other amount provided for in this Agreement or agreed upon by Buyer and Sellers.

     (b) At Closing, the Purchase Price shall be decreased by the following amounts:

          (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Sellers' and Buyer's ownership before and after the Effective Time);

          (ii) an amount equal to all gross revenues (including COPAS overhead collected from third parties) accruing to Sellers with respect to the Assets and attributable to the period of time after the Effective Time; and

          (iii) the value provided by Buyer for any Asset elected to be purchased by a third party prior to the Closing pursuant to a preferential right as provided in Section 4.07;

          (iv) any Holdback Amount resulting from any failure to receive a consent to assign as provided in Section 4.08; and

          (iii) any other amount provided for in this Agreement or agreed upon by Buyer and Sellers.

     (c) The adjustments described in Sections 10.03(a) and (b) are hereinafter referred to as the "Purchase Price Adjustments."

     (d) Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Sellers so that (i) Buyer will receive all proceeds from sales of Oil and Gas that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or administration of the Assets from and after the Effective Time and (ii) subject to Article XII, Sellers will receive all proceeds from sales of Oil and Gas that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership, operation or administration of the Assets prior to the Effective Time, provided (in each case) that such proceeds have not been accounted for as a Purchase Price Adjustment.

     Section 10.04 Pre-Closing Allocations/Statement. Not later than two business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the "Statement"). At Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

     Section 10.05 Post-Closing Adjustments to Purchase Price.

     (a) On or before 90 business days after the Closing Date, Sellers shall prepare and deliver to Buyer a revised Statement setting forth the actual Purchase Price Adjustments. To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the revised Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Statement in order to permit Buyer to perform or cause to be performed an audit. The revised Statement shall become final and binding upon the parties on the 30th business day following receipt thereof by Buyer (the "Final Settlement Date") unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Sellers prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XIV.

     (b) If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at Closing, then Buyer shall pay to Sellers the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at Closing within five business days after the Final Settlement Date or, if applicable, the date such amount is determined pursuant to Article XIV, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at Closing, then Sellers shall pay to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at Closing within five business days after the Final Settlement Date or, if applicable, the date such amount is determined pursuant to Article XIV, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. For purposes of this Agreement, (i) the term "Final Statement" shall mean (A) if the revised Statement becomes final pursuant to Section 10.05(a), such revised Statement or (B) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution, and (ii) the term "Interest Rate" shall mean the annual rate of interest published as the "Prime Rate" in the "Money Rates" section of The Wall Street Journal on the Closing Date (or if not published on such date, such rate as was then last published).

     Section 10.06 Ad Valorem and Similar Taxes. Ad valorem, property and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Sellers and Buyer as of the Effective Time. Sellers shall assume responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the periods of time from and after the Effective Time.

     Section 10.07 Actions of Sellers at Closing. At the Closing, Sellers shall:

     (a) execute, acknowledge and deliver to Buyer (i) the Deeds, the Conveyance and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Sellers) as may be necessary or desirable to convey the Assets to Buyer, (ii) the Surface Use Restrictions Agreement in the form attached as Exhibit J (the "Surface Use Restrictions Agreement"), and (iii) the Transition Services Agreement in the form attached as Exhibit K (the "Transition Services Agreement");

     (b) execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Oil and Gas Properties to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

     (c)  deliver to Buyer possession of the Assets;

     (d) execute and deliver to Buyer an affidavit attesting to its non-foreign status; and

     (e) execute and deliver a notice directing the Escrow Agent to release from escrow to IPP, on behalf of Sellers, the Deposit plus all interest accrued on the Deposit to the Closing Date; and

     (f) execute and deliver any document necessary to effect a change of operator in any state or any offshore area over which the United States of America or any state asserts jurisdiction where Seller is the operator as of the Closing;

     (g) deliver powers of attorney wherein Sellers appointed individuals to execute the documents to be delivered at Closing, together with copies of unanimous consents of the directors of Sellers that are corporate entities authorizing the transactions contemplated hereby; and

     (h) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

     Section 10.08 Actions of Buyer at Closing.  At the Closing, Buyer shall:

     (a) deliver to IPP, on behalf of Sellers, the Purchase Price, as adjusted pursuant to the provisions hereof, less the Deposit previously paid by Buyer to the Escrow Agent and all accrued interest thereon, but without any other deduction, by means of a completed federal funds transfer of same day funds to the account of IPP designated by IPP in writing at least two days prior to the Closing;

     (b)  take possession of the Assets; and

     (c) execute and deliver a notice directing the Escrow Agent to release from escrow to IPP, on behalf of Sellers, the Deposit plus all interest accrued on the Deposit to the Closing Date; and

     (d) execute, acknowledge and deliver the documents described in Section 10.07(a) and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

     Section 10.09 Further Cooperation.

     (a) Except as necessary for Sellers to perform under the Transition Services Agreement, Sellers shall make the Records available to be picked up by Buyer at the offices of IPP during normal business hours within five days after the Closing. Sellers shall have the right to retain copies of any of the Records.

     (b) It is the intent of Sellers to sell and assign to Buyer pursuant to the terms of this Agreement all of their undivided right, title and interest in and to all oil, gas and mineral leases that they currently own as of the date hereof in the areas described in Exhibit B attached hereto, except to the extent that any such oil, gas and mineral leases are contributed to the Partnership under the Contribution Agreement or any such oil, gas and mineral leases are specifically described as Excluded Assets hereunder or under the Contribution Agreement. After the Closing, Sellers agree that, at the request of Buyer, Sellers, without additional consideration, shall execute and deliver or cause to be executed and delivered from time to time to Buyer a Conveyance covering any such oil, gas and mineral leases to the extent such oil, gas and mineral leases
(i) were not previously assigned to Buyer pursuant to the terms of this Agreement, (ii) were not contributed to the Partnership under the terms of the Contribution Agreement, and (iii) were not specifically described as Excluded Assets hereunder or under the terms of the Contribution Agreement.

     (c) After the Closing Date, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. To effect the foregoing with respect to corrections of the descriptions of the Assets to be sold and conveyed hereby, Buyer shall provide Sellers with a written request for a corrective instrument together with Buyer's available title information and a form of Conveyance with the corrected description. Sellers shall use their commercially reasonable efforts to execute and return such Conveyance within ninety (90) days of receipt of Buyer's written request; provided that if Buyer requests the return of the Conveyance within forty-five (45) days of receipt of Buyer's written request, then Buyer shall pay Sellers' reasonable third-party costs and expenses therewith. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder.

     (d) Prior to the execution of this Agreement, Buyer's parent, Pure Resources, Inc. ("Pure Parent") has consulted with the U.S. Securities and Exchange Commission (the "SEC") to determine the type of financial statements ("Required Financial Statements") pertaining to the Assets that will be required of Pure Parent in connection with reports, registration statements and other filings to be made by Pure Parent related to the transactions contemplated by this Agreement and the Contribution Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Seller shall use its best efforts to prepare, at Buyer's sole cost and expense, the Required Financial Statements in such form that the Required Financial Statements can be audited. If the Required Financial Statements consist only of statements of revenues and direct expenses related to the Assets, such Required Financial Statements shall be audited by KPMG, LLP, Pure Parent's independent certified public accountants. If, however, the Required Financial Statements consist of full audited financial statements of IPP and statements of revenues and direct expenses of the Assets acquired from other Sellers, the Required Financial Statements shall be audited by Arthur Andersen LLP, Seller's independent certified public accountants, and Seller shall use its best efforts to cause Arthur Andersen LLP to (1) issue to Seller an unqualified opinion with respect to the Required Financial Statements (the Required Financial Statements and related opinions being hereinafter referred to as the "Audited Financial Statements") and (2) provide its written consent for the use of its audit reports of the Audited Financial Statements to prepare and file reports under the Exchange Act and the Securities Act, as needed. Seller shall complete the Required Financial Statements as soon as reasonably practicable and if required to deliver the Audited Financial Statements to Pure Parent, Seller shall complete and deliver the Audited Financial Statements not later than ten days prior to the date that such Audited Financial Statements would be required to be filed by Pure Parent with a report on Form 8-K under the Exchange Act. In the event that Arthur Andersen LLP conducts the audit of the Required Financial Statements, Buyer may, at its option and expense, engage KPMG, LLP to monitor and review the progress of the production of the Audited Financial Statements. Buyer shall bear all reasonable and customary costs and expenses involved in the preparation and audit of any financial statements required pursuant to this subsection and shall be entitled to review and copy any work papers or other records used by Arthur Andersen LLP or necessary for Pure Parent to prepare pro forma financial statements.

     (e) Buyer shall assist Sellers in enforcing their respective rights against third parties with respect to Environmental Defects, the liability for which Sellers have retained under Section 12.01(e) hereof. Sellers shall pay all third party costs incurred by Buyer in providing such assistance.

     Section 10.10 Confidentiality Agreement. If the Closing occurs, the confidentiality agreement dated September 18, 2000 executed by Petrie Parkman & Co., on behalf of Sellers, and Pure Resources, L.P. (the "Confidentiality Agreement") shall terminate and be of no further force or effect insofar as the Confidentiality Agreement relates to the Assets.

                                  ARTICLE XI
                                  Termination

     Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to Closing:

     (a)  by mutual written consent of the Parties;

     (b) by Sellers on the Closing Date if by the Closing Date (i) the conditions set forth in Section 8.01, 8.02, 8.04 or 8.06 have not been fully satisfied by Buyer or waived by Seller in writing or (ii) any of the other conditions in Article VIII have not been satisfied in all material respects by Buyer or waived by Sellers in writing;

     (c) by Buyer on the Closing Date if by the Closing Date (i) the conditions set forth in Sections 9.01, 9.04, or 9.05 have not been fully satisfied by Sellers or waived by Buyer in writing or (ii) any of the other conditions in
Article IX have not been satisfied in all material respects by Sellers or waived by Buyer in writing;

     (d) by either Party if the Closing shall not have occurred on or before January 31, 2001;

     (e) by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

     (f)  as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement or the Contribution Agreement.

     Section 11.02 Effect of Termination. In the event that Closing does not occur as a result of any Party exercising its right to terminate pursuant to
Section 11.01, then except as set forth in Section 2.02, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

     Section 11.03 Attorney Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorney's fees, in addition to any other relief to which such Party may be entitled.

                                  ARTICLE XII
                   Assumption, Indemnification and Survival

     Section 12.01 Retained Obligations. Provided that the Closing occurs, Sellers hereby retain all obligations and liabilities for the following (collectively the "Retained Obligations"):

          (a) the payment of any tax owed by Sellers attributable to the ownership or operation of the Assets prior to the Effective Time, including
     (i) Sellers' pro rata share of ad valorem taxes under Section 10.03, but in any event only to the extent attributable to the taxable periods or portions thereof ending before the Effective Time, (ii) severance or production taxes relating to Oil and Gas produced from the Assets prior to the Effective Time and (iii) the federal and state income tax obligations of Sellers,

          (b) any suit, or action against any Seller pending by or before any Governmental Authority, on or before the Effective Time, including without limitation those described in Schedule 5.06;

          (c) any liability for criminal penalties attributable to the ownership or operation of the Assets occurring prior to the Effective Time;

          (d) subject to Buyer's obligations to make payments pursuant to Sections 11.12(b)(iv) and 11.12(d) under the Contribution Agreement, (i) any liability for claims asserted by any employees of Sellers or for claims arising out of or related in any way to (A) the employment, termination of employment or terms or conditions of employment of employees or applicants of Sellers or their affiliates (or employees or applicants otherwise relating to the operation of the Assets) or (B) the failure by Sellers or their affiliates to comply with any law, order, decree, or ordinance relating to employment, in each of (A) and (B) to the extent arising or occurring on or before the Closing Date, and (ii) without limiting the generality of the foregoing, any liability arising under (1) any employee benefit plan, program, arrangement or agreement (each, a "Plan") of Sellers or their affiliates, (2) any Plan for the benefit of or that benefits the employees of Sellers or Sellers' affiliates, or (3) the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended, based upon any such Plans (where an "affiliate" of Sellers means any Person which, together with any of Sellers, would be treated as a single employer under Section 414 of such Internal Revenue
     Code); and

          (e) Environmental Defects arising out of Oil and Gas operations or activities on the Producing Mineral Properties to the extent such Oil and Gas operations or activities (i) were conducted prior to the Effective Time or (ii) are conducted from and after the Effective Time pursuant to or under existing Mineral Contracts as in effect as of the date of this Agreement; provided, however, if the existing Mineral Contracts are amended or modified by Buyer or its successors or assigns for ministerial purposes or to change the royalty or bonus payments thereunder and such modification or amendment does not have the effect of expanding, increasing or extending Sellers' liability under this Agreement for its Retained Obligations, then such modification or amendment shall not relieve Sellers from their liability under this Section 12.01(e)(ii).

     Section 12.02 Assumption. Provided that the Closing occurs, Buyer hereby assumes all of Sellers' duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, whether or not attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Contracts or leases constituting part of the Assets, (b) ad valorem, property, production severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom insofar, and only insofar as such taxes relate to periods from and after the Effective Time,
(c) the condition of the Oil and Gas Properties on the Closing Date, (d) obligations to properly plug and abandon or re-plug or re-abandon wells located on the Lease Properties, and (e) obligations to restore the surface of the Oil and Gas Properties and obligations to bring the Oil and Gas Properties into compliance with applicable Environmental Laws (including, without limitation, conducting any investigation, remediation or monitoring activities that may be required on or otherwise in connection with activities on the Oil and Gas Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Closing Date; provided, however, that Buyer does not assume liability for (i) the Retained Obligations or (ii) the liabilities and obligations of Sellers as owners of Mineral Interests underlying the Producing Mineral Properties under and pursuant to the terms of Existing Use Restrictions (as defined in the Deed) or any other similar agreements between or among Sellers and/or their Affiliates. The duties, obligations and liabilities assumed by Buyer under this
Section 12.02 are herein called the "Assumed Obligations".

     Section 12.03 Buyer's Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Sellers and their shareholders, officers, directors, employees, agents, representatives, Affiliates, subsidiaries, successors and assigns (collectively, the "Seller Indemnitees") from and against any and all claims, liabilities, losses, damages, causes of actions, penalties, judgments, settlements, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and attorneys' fees) ("Losses") as a result of, arising out of, or related to the breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, or as a result of, arising out of, or relating to the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

     Section 12.04 Sellers' Indemnification. Provided that the Closing occurs, Sellers shall release, defend, indemnify and hold harmless Buyer and its shareholders, officers, directors, employees, agents, representatives, Affiliates, subsidiaries, successors and assigns (collectively, the "Buyer Indemnitees") from and against any and all Losses as a result of, arising out of, or related to the following:

     (a)  the Retained Obligations,

     (b) Environmental Defects resulting from Sellers' or Sellers' Affiliates' ownership or operations on the surface, including operations by Sellers or Sellers' Affiliates at any surface facilities or any activities by Sellers or Sellers' Affiliates on any Tract (other than Oil and Gas operations or activities) prior to the Effective Time (for the purposes of this Section 12.04(b), the term "Assets" as used in the definition of "Environmental Defects" means all the assets and properties of Sellers or Sellers' Affiliates), or

     (c) the breach of any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement,

IN EACH CASE REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES.

     For purposes of this Agreement: (i) subject to the immediately following sentence, the term "Environmental Defect" shall mean and be limited to, with respect to any given Asset: (A) a material violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Asset is located; provided, however, that the term Environmental Defect shall not include violations related solely to the presence or existence of encapsulated asbestos containing materials or lead-based paints being used for their intended purpose and in a manner consistent with typical industry operations; (B) any investigation, remediation, or monitoring required by applicable Environmental Law in effect as of the Effective Time in the jurisdiction in which such asset is located in response to finding any Hazardous Materials in, on, under or migrating from any such Asset, and (C) any final, non-appealable legal judgment issued by an applicable court of law with proper jurisdiction over the Asset that is the subject matter of the dispute and pertaining specifically to a release of Hazardous Materials in, on, under or migrating from any such Asset;
(ii) the term "Environmental Laws" shall mean all applicable federal, state, and local laws, statutes, ordinances, court decisions, rules, regulations or orders pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders; and (iii) the term "Hazardous Materials" shall mean all hazardous substances or solid wastes that are regulated under or pursuant to any applicable Environmental Laws. The term "Environmental Defect" shall not include those matters that are disclosed in the following reports in sufficient detail such that a knowledgeable buyer who reads the reports would be put on notice that such matters constitute an Environmental Defect, but any such matters that would otherwise constitute an Environmental Defect shall not be excluded from the definition of the term "Environmental Defect" if such matters are materially different than described in such reports:
Highlander Environmental Corp. Environmental Site Assessment of IP Petroleum Company, Inc. Operated Properties Located in Texas and Oklahoma dated August 9, 2000, Carr Environmental Group, Inc. Phase I Environmental Assessment of the Napier Brothers lease in the Bowie Creek Field in Covington County, Mississippi dated June 2000, and COMM Engineering Due Diligence Site Assessment of the Galveston Block 394-A Platform and other properties dated August, 2000.

     Section 12.05  Indemnification Procedure.

     (a) All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 12.05 and Article XIV. Any person or entity claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party."

     (b) In the event that (i) any claim, demand or proceeding is asserted or instituted in writing by any Person other than the parties to this Agreement or their Affiliates which could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or proceeding, a "Third Party Claim") or (ii) any Indemnified Party shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim, together with information reasonably available to the Indemnified Party with respect to such claim (a "Claim Notice"), provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party.

     (c) In the event of a Third Party Claim, the Indemnifying Party shall have 30 days after receipt of the Claim Notice relating to such Third Party Claim to elect to undertake, conduct and control, through counsel of its own choosing (provided that such counsel is reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense of such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below). If the Indemnifying Party elects to undertake such defense, it shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any Damages resulting from such Third Party Claim to the extent provided herein. Notwithstanding an Indemnifying Party's election to undertake, conduct and control such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its cost, and the Indemnifying Party shall not bear the fees, costs and expenses of such separate counsel. If the Indemnifying Party elects to undertake such defense, (i) the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting such Third Party Claim, and, if appropriate and related to such Third Party Claim, the parties will reasonably cooperate with each other in connection with making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person, (ii) such Third Party Claim may not be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party; provided that in the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article XII, and (iii) the Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the third party asserting such claim to all Indemnified Parties of (A) unconditional release from all liability with respect to such Third Party Claim or (B) consent to entry of any judgment. If the Indemnifying Party does not notify the Indemnified Party of its election to undertake the defense of such Third Party Claim within 30 days after receipt of the Claim Notice relating to such Third Party Claim, the Indemnified Party shall have the right to contest, settle, compromise or consent to the entry of any judgment with respect to such Third Party Claim and in doing so shall not thereby waive any right to indemnity therefor pursuant to this Article XII, provided that at any time thereafter the Indemnifying Party may assume the defense of such Third Party Claim.

     (d) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

     (e) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable law) any information obtained pursuant to this Section 12.05, which is designated as confidential by the Indemnified Party.

     Section 12.06 Survival. The representations and warranties of the Parties contained in this Agreement and in the officers' certificates delivered by the Parties pursuant to Sections 8.02 and 9.01 shall survive the Closing and remain enforceable for 36 months from the Closing Date. No claim for indemnity under this Article XII for any breach of a representation or warranty may be brought unless the appropriate Claim Notice shall have been delivered to the Indemnifying Party prior to expiration of the survival period. Except as otherwise provided in this Agreement, the covenants contained in this Agreement shall terminate at the Closing; provided, however, there shall be no termination of the covenant in Section 12.04(c) with respect to any bona fide claim that is made in a Claim Notice given prior to the expiration of the survival period with respect to the representation, warranty, covenant or agreement giving rise to such bona fide claim and there shall be no termination of the covenants in
Section 4.04 with respect to any Title Defect described in a Title Defect Notice given prior to the expiration of the Survival Period. The following covenants contained in this Agreement shall survive the Closing for the following periods after the Closing Date: (i) for all covenants in Article IV, 36 months, (ii) for the covenants in Sections 7.02, 10.09, 12.02, 12.03, 12.04(a), 12.04(b), and
Article XIV, no time limit, (iii) for the covenants in Sections 1.06, 7.04, 10.05, 10.06, 15.01, 15.02, 15.04 and 15.07, the time period in which the covenants in such Sections and Article are to be performed, and (iv) for the covenants in Section 7.01, one year. All provisions regarding any limitation of
(x) any Party's liability or (y) any Party's remedies for any breach of or otherwise under this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing without time limit.

     Section 12.07 Limitations on Liabilities. Notwithstanding anything to the contrary in this Agreement, the liability of Sellers or the Buyer (as applicable) under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

     (a) IN NO EVENT SHALL THE SELLERS BE LIABLE IN ANY WAY WHATSOEVER TO THE BUYER WITH RESPECT TO A BREACH OF THE WARRANTY OF TITLE GIVEN IN SECTION 5.08 WITH RESPECT TO ANY PROPERTY IN EXCESS OF THE ADJUSTMENT VALUE OF SUCH PROPERTY, AND THE PARTIES AGREE THAT THE PROCEDURES STATED IN SECTION 4.04 (AND THE INDEMNIFICATION

PROVISIONS IN SECTION 12.04(c) APPLICABLE TO A BREACH OF SECTION 4.04) ARE THE EXCLUSIVE REMEDIES FOR SUCH BREACH.

     (b) the aggregate amount of all Losses (including, without limitation, title defects) for which Sellers are liable to Buyer under this Agreement when aggregated with any "losses", including, without limitation, "Title Defects", but excluding the "uNcapped obligations" (in this case, as the terms "Losses," "Title Defects" and "uNcapped Obligations" are defined under the contribution agreement) for which the ipp parties are responsible under the terms of the Contribution Agreement shall not exceed $5,000,000.00. THE LIMITATION CONTAINED IN THIS SECTION 12.07(b) SHALL NOT APPLY TO SELLERS' OBLIGATIONS IN SECTIONS 10.05, 12.01 AND 12.04(a) AND (b) HEREOF (COLLECTIVELY, THE "UNCAPPED OBLIGATIONS").

     (c) the aggregate amount of all Losses for which Buyer is liable to Seller under this Agreement AND THE CONTRIBUTION AGREEMENT by virtue of any breach of Buyer's obligation to Close shall not exceed $30,000,000.00, which sum includes the Deposit, plus any interest accrued thereon.

     (d) For the first 33 months from the Closing Date, no Title Defect Notice or Claim Notice shall be given by Buyer to SellerS until the aggregate of such claims (or Losses alleged in such claims) at SUCH time exceed $50,000.

     Section 12.08 Exclusive Remedy. EXCEPT AS SET FORTH IN THE SURFACE USE RESTRICTIONS AGREEMENT AND THE TRANSITION SERVICES AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL LOSSES PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED (i) TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, (ii) IN THE EVENT THAT CLOSING DOES NOT OCCUR ON ACCOUNT OF SELLERS' BREACH OF THIS AGREEMENT, TO THE RIGHT OF BUYER TO SEEK SPECIFIC PERFORMANCE OF THE TRANSFER OF THE ASSETS AS PROVIDED UNDER THIS AGREEMENT AND (iii) IN THE EVENT THAT CLOSING DOES NOT OCCUR ON ACCOUNT OF BUYER'S BREACH OF THIS AGREEMENT, AS PROVIDED IN SECTION 2.02(c).

     Section 12.09 No Punitives. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any consequential, incidental, special, treble, exemplary or punitive damages unless such damages are a part of a third party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTY.

                                 ARTICLE XIII
                 Limitations on Representations and Warranties

     Section 13.01 Disclaimers of Representations and Warranties. The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS MADE IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF OIL AND GAS, IF ANY, ATTRIBUTABLE TO THE ASSETS,
(b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS, EXCEPT AS SPECIFICALLY REPRESENTED BY SELLERS IN
ARTICLE V AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

     Section 13.02 Casualty Loss.

     (a) Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing, including with respect to the depletion of Oil and Gas, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

     (b) If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking (without reduction of the Purchase Price).

     (c) Notwithstanding Section 13.02(a), in the event of any loss described in Section 13.02(b), at the Closing Sellers shall pay to Buyer all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. From the date of this Agreement until the Closing, each Seller shall use its commercially reasonable efforts to maintain in force insurance coverage with respect to the Assets in amounts and scope of coverage substantially similar to the amounts and scope of coverage currently in force with respect to the Assets.

                                  ARTICLE XIV
                               Dispute Resolution

     Section 14.01 General. Any and all claims, counterclaims, demands, causes of action, disputes, controversies or other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship among the Parties created by this Agreement, involving the Parties, their Affiliates and/or their respective representatives (all of which are referred to herein as "Disputes"), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved solely in accordance with this Article XIV.

     Section 14.02 Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of 15 days after such Dispute arose, Sellers shall nominate and commit a senior officer of IPP, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 30 days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute (i) through the relevant Independent Expert pursuant to Section 14.03, or (ii) by arbitration in accordance with the provisions of Section 14.04.

     Section 14.03 Independent Experts.

     (a) Each Party shall have the right to submit Disputes regarding title issues or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 14.03 (each, an "Independent Expert"), who shall serve as sole arbitrator. With respect to Disputes regarding title issues, including without limitation Disputes regarding Title Defects or Title Defect Amounts, the Parties hereby appoint Owen Anderson as the Independent Expert; provided that, if Owen Anderson is not available then the Parties hereby appoint Ernest Smith as the Independent Expert; provided further that, if Ernest Smith is not available then the Parties appoint John Lowe as the Independent Expert. With respect to Disputes regarding calculation of the Statement or revisions thereto, the Parties will appoint a mutually agreeable nationally renowned accounting firm as the Independent Expert. If the foregoing listed Independent Expert fails or refuses to serve in such capacity then the Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined).

     (b) Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section
14.04. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

     Section 14.04 Binding Arbitration. Any Dispute that is not resolved pursuant to the foregoing Sections of this Article XIV, shall be settled exclusively and finally by arbitration in accordance with this Section 14.04.

     (a) Rules and Procedures. Such arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act (including case law), except as expressly provided otherwise in this Agreement. The making, validity, construction, and interpretation of this Section 14.04, and all procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitrators. Except as modified by this Agreement, the arbitration shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law of arbitration, by the Commercial Arbitration Rules of the American Arbitration Association (collectively, the "Rules").

     (b) Discovery. The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate in the circumstances.

     (c) Venue. All arbitration proceedings hereunder shall be conducted in Houston, Texas or such other location as the Parties shall mutually agree.

     (d) Arbitrators. All arbitration proceedings hereunder shall be before a panel of three arbitrators consisting of persons having at least 10 years of experience in or relating to the oil and gas industry (which can include lawyers). Within 30 days of the notice of initiation of the arbitration procedure, Sellers shall select one arbitrator and Buyer shall select one arbitrator. If Sellers or Buyer shall fail to select their or its arbitrator within the required time, the other Party or Parties shall select two arbitrators. The two arbitrators so selected shall select a third arbitrator, failing agreement on which within 60 days of the original notice, the Parties (or any of them) shall apply to any United States District Judge for the Southern District of Texas, Houston Division, who shall appoint the third arbitrator.

     (e) Substantive Law. In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of the laws of another jurisdiction).

     (f) Timing. The arbitrators shall conduct a hearing as soon as reasonably practicable but in no event later than 30 days after appointment of the third arbitrator, and render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable but in no event later than 15 days after the final hearing.

     (g) Waiver of Certain Damages. Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules, unless such damages are a part of a third party claim for which a Party is entitled to indemnification hereunder.

     (h) Transcripts and Decisions. The Parties agree that there shall be no transcript of any hearing before the arbitrators. The Parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either Party, contain a certification by the arbitrators that, except as permitted by Section 14.04(g), they have not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the arbitrators to likewise maintain such matters in confidence.

     (i) Fees and Awards. The fees and expenses of the arbitrators shall be borne equally by the Parties, but the decision of the arbitrators may include such award of the arbitrators' fees and expenses and of other costs and attorneys' fees as the arbitrators determine to be appropriate.

     (j) Binding Nature. The decision and award of the arbitrators shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

                                  ARTICLE XV
                                 Miscellaneous

     Section 15.01 Names. As soon as reasonably possible after Closing, but in no event later than 60 days after Closing, Buyer shall remove the name of Sellers, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than any name of Sellers or any of their Affiliates, or any variations thereof.

     Section 15.02 Taxes, Expenses and Recording. (a) Buyer shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transactions contemplated by this Agreement. Buyer shall be responsible for reimbursing Sellers at Closing for one-half of Sellers' costs in copying those Records pertaining to the Mineral Properties. Except as provided in the preceding sentences, each Party shall be solely responsible for all expenses and taxes, including but not limited to federal, state and local income taxes and due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

     (b) Following the Closing, Buyer shall promptly file and record, at its sole cost and expense, (i) the Deeds and the Conveyance in all counties and parishes where the properties covered thereby are located and thereafter provide to Sellers recording information and references regarding such filings as provided in Section 15.12, and (ii) the Surface Use Restrictions Agreement, in those parishes in Louisiana where the Mineral Interests are located and in all counties and parishes where the Restricted Tracts (as defined in the Surface Use Restrictions Agreement) are located and shall thereafter provide to Sellers recording information and references regarding such filings as provided in
Section 15.12. From and after the Closing if Buyer contemplates entering into any Transaction (as hereinafter defined) with respect to any Mineral Interest, then Buyer shall file and record, at its sole cost and expense, prior to the consummation of such Transaction, the Surface Use Restrictions Agreement in each of those counties where the Mineral Interests related to such Transaction are located to the extent such agreement has not previously been recorded by Buyer in such counties and provide to Sellers recording information and reference regarding such filing as provided in Section 15.12. In the event that Buyer desires to mortgage any of the Mineral Interests, then if the Surface Use Restrictions Agreement has not been required to be filed and recorded in accordance with the foregoing provisions, Buyer shall either (i) prior to such mortgage, file and record, at its sole cost and expense, the Surface Use Restrictions Agreement in all counties where the Mineral Interests to be mortgaged are located to the extent such agreement has not previously been recorded in such counties or (ii) provide to Sellers, on or before the date such Mineral Interests are mortgaged, legal opinions addressed to Sellers prepared by reputable counsel licensed in each of the states where such Mineral Interests to be mortgaged are located opining, in a form reasonably acceptable to Sellers, that the reference to the Surface Use Restrictions Agreement in the Deed recorded in such counties where such Mineral Interests are located is sufficient to place all third parties on notice of the terms of such Surface Use Restrictions Agreement as if such agreement had been recorded. To the extent that the Surface Use Restrictions Agreement has not been required to be filed and recorded in accordance with the foregoing provisions, then Buyer shall either (A) file and record, at is sole cost and expense, the Surface Use Restrictions Agreement in all counties where the Mineral Interests are located to the extent not previously recorded in such counties by January 31, 2006 or
(B) provide to Sellers, on or before January 31, 2006, legal opinions addressed to Sellers prepared by reputable counsel licensed in each of the states where the Surface Use Restriction Agreement is not recorded opining, in a form reasonably acceptable to Sellers, that the reference to the Surface Use Restrictions Agreement in the recorded Deed is sufficient to place all third parties on notice of the terms of such agreement as if such agreement had been recorded. Sellers shall have the right, at their cost and expense, to record the Surface Use Restrictions Agreement at any time in the counties and parishes where the Mineral Interests are located. The term "Transaction" shall mean any transfer, sale, or lease of, or any exploration or development operation on, any Mineral Interests.

     Section 15.03 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and that it has had or will be given access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied and will rely solely on its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Sellers.

     Section 15.04 Document Retention. As used in this Section 15.04, the term "Documents" shall mean all files, documents, books, records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers have retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Sellers or their representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Sellers shall have the right during such period to make copies of the Documents at their expense.

     Section 15.05 Entire Agreement. This Agreement, the Confidentiality Agreement, the Confidentiality Agreement between Pure Resources, L.P. and IPP dated December 15, 2000 relating to IPP's offshore Lease Properties (the "Offshore Confidentiality Agreement"), the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede the Confidentiality Agreement (except as provided in Section 10.10) or the Offshore Confidentiality Agreement. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto and specifically referencing this Agreement.

     Section 15.06 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 15.07 Publicity. During the period commencing on date of this Agreement and ending ninety days after Closing, Sellers and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or by obligations pursuant to any listing or other agreement with any national securities exchange, during such ninety day period, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto, which consents shall not be unreasonably withheld. Any press release required by law or by any such listing or other agreement shall only be made after reasonable notice to the other Party. Pure Parent may attach this Agreement to any necessary SEC filing.

     Section 15.08 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

     Section 15.09 No Third Party Beneficiaries. Except as provided in Section 12.02, nothing in this Agreement shall provide any benefit to any third party or entitle any thirty party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

     Section 15.10 Assignment. No Party may assign or delegate any of its rights or duties under this Agreement, without the prior written consent of the other Parties and any such assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

     Section 15.11 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

     Section 15.12 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

          Sellers:

          c/o International Paper Company
          (Forest Resources Group)
          P.O. Box 1391
          Savannah, Georgia 31402
          Attention: Mineral Resources Administrator
          Fax No. (912) 238-7284

          With a copy to:

          International Paper Company
          Suite 200
          6600 LBJ Freeway
          Dallas, Texas 75240
          Attention: Legal Department
          Fax No.: (972) 934-4529

          Buyer:

          Pure Resources, L.P.
          500 West Illinois
          Midland, Texas 79701
          Attention: Vice President of Land
          Fax No.: 915-498-2607

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

     Section 15.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 15.14 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

     Section 15.15 Authority of IPP. Each Seller hereby authorizes IPP to make and receive payments hereunder on behalf of such Seller, to give and receive notices on behalf of such Seller hereunder, to agree upon any adjustments to the Purchase Price hereunder on behalf of such Seller, to agree on any extensions to the Closing Date on behalf of such Seller, to agree to and make minor amendments and modifications to this Agreement and its exhibits as IPP shall deem to be in the best interests of Sellers, and to take any and all action as may be necessary or appropriate to enforce the terms of this Agreement and to defend the rights of each Seller hereunder. Buyer may rely upon any instrument executed or other action taken by IPP on behalf of any Seller pursuant to this Section
15.15 to the same extent as if such instrument had been executed or action had been taken by such Seller.

     Section 15.16 Definitions. As used in this Agreement, the following terms are defined as follows:

     "Knowledge" means (i) in the case of any Seller, the actual knowledge of any of the individuals listed on Schedule 15.16(i) hereto without independent investigation or inquiry, and (ii) in the case of Buyer, the actual knowledge of the individuals listed on Schedule 15.16(ii) hereto without independent investigation or inquiry.

     Section 15.17 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

     IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

                                  SELLERS:
                                  -------

                                  INTERNATIONAL PAPER COMPANY, INTERNATIONAL
                                  PAPER REALTY CORPORATION, IP FARMS, INC., IP
                                  PETROLEUM COMPANY, INC., IP TIMBERLANDS
                                  OPERATING COMPANY, LTD., GCO MINERALS COMPANY, THE LONG-BELL PETROLEUM COMPANY, INC., AMERICAN CENTRAL CORPORATION, CHAMPION REALTY CORPORATION and SUSTAINABLE FORESTS L.L.C.


                                  By: /s/ JAMES R. MONTAGUE
                                     ---------------------------------------
                                  Name: James R. Montague
                                  Title: Agent and Attorney-in-Fact

                                  BUYER:
                                  -----

                                  PURE RESOURCES, L.P., BY ITS GENERAL PARTNER, PURE RESOURCES I, INC.


                                  By: /s/ JACK HIGHTOWER
                                     ----------------------------------------
                                  Name: Jack Hightower
                                  Title: President